UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Ryder System, Inc.
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Ryder System, Inc. 11690 N.W. 105th Street Miami, Florida 33178

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Date:	May 7, 2021
Time:	10:00 a.m. Eastern Daylight Time
Location:	Virtually at www.virtualshareholdermeeting.com/R2021
Purpose:	1. To elect eleven directors for a one-year term expiring at the 2022 Annual Meeting of Shareholders.
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2021 fiscal year.
3. To approve, on an advisory basis, the compensation of our named executive officers.
4. To approve the Amendment to the 2019 Amended and Restated Equity and Incentive Compensation Plan.
5. To vote, on an advisory basis, on a shareholder proposal regarding written consent.
6. To consider any other business that is properly presented at the meeting.
Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 5, 2021.
Proxy Voting:	Your vote is important. You may vote:
• via internet;
• by telephone; or
• by mail, if you received a paper copy of these proxy materials.

Due to health and safety concerns regarding COVID-19 and to support the well-being of our employees and shareholders, we will be hosting a virtual Annual Meeting of Shareholders live via the internet this year. To attend the Annual Meeting via the internet please visit www.virtualshareholdermeeting.com/R2021 and be sure to have the information that is printed on your notice card. We intend to return to in-person annual meetings once the Company determines that it is safe to do so.

By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary
Miami, Florida
March 15, 2021
This proxy statement and the form of proxy, along with our Annual Report on Form 10-K for the year ended December 31, 2020 and the shareholder letter, were first sent or given to shareholders on or about March 15, 2021.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, MAY 7, 2021.
Ryder’s proxy statement and Annual Report are available online at:  http://www.proxyvote.com

Ryder System, Inc. | 2021 Proxy Statement	i

Proxy Summary

PROXY SUMMARY
This proxy summary provides selected highlights of some of the information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting.

ANNUAL MEETING

Date:	May 7, 2021
Time:	10:00 a.m. Eastern Daylight Time
Location:	Virtually at www.virtualshareholdermeeting.com/R2021
Record Date:	March 5, 2021

Voting:
Each share of the Company’s common stock held by you at the close of business on March 5, 2021 (the record date) is entitled to one vote on each matter that is properly submitted for a vote at the Annual Meeting.
How:

Online	By Phone	By Mail
www.proxyvote.com	1.800.690.6903	Completing, signing and returning your proxy card

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Matter	Board Recommendation	Page
No. 1	Election of Directors	FOR each Director Nominee	19
No. 2	Ratification of PricewaterhouseCoopers LLP as Independent Auditor	FOR	26
No. 3	Advisory Vote on Executive Compensation	FOR	59
No. 4	Management proposal to approve the Amendment to the 2019 Equity and Incentive Compensation Plan	FOR	60
No. 5	Shareholder proposal regarding written consent	AGAINST	66

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Proxy Summary

2020 FINANCIAL HIGHLIGHTS

▶
Total revenue decreased 6% to $8.4 billion from the prior year primarily reflecting lower fuel and operating revenue. Operating revenue* decreased 2% to $7.0 billion from the prior year due to lower revenue in all of our business segments, including the impact of the COVID-19 pandemic particularly in our rental and automotive supply chain businesses.
▶
Fleet Management Solutions (FMS) total revenue decreased 7% from the prior year primarily due to lower fuel services and commercial rental revenues, partially offset by higher lease revenue. Operating revenue* decreased 3% from the prior year primarily from a decline in commercial rental, partially offset by higher lease pricing. FMS EBT decreased $72 million from the prior year due to higher depreciation impacts and lower commercial rental demand due to the COVID-19 pandemic partially offset by improved lease results.

▶
Earnings per share (EPS) from continuing operations decreased to ($2.15) and comparable EPS* decreased to ($0.27) from the prior year reflecting impacts from prior residual value estimate changes and lower rental results, partially offset by improved lease, supply chain and used vehicle sales results.
▶
Supply Chain Solutions (SCS) total revenue and operating revenue* decreased slightly from the prior year due to impacts from the COVID-19 pandemic, primarily in the automotive sector. SCS EBT increased 10% from the prior year due to higher pricing, improved operating performance and new business.

▶
Cash provided by operating activities increased to $2.2 billion from the prior year due to lower working capital needs. Free cash flow increased to $1.6 billion reflecting decreased capital spending as well as improved working capital.
▶
Dedicated Transportation Solutions (DTS) total revenue and operating revenue* decreased 13% and 4%, respectively, from the prior year primarily due to lower sales. DTS EBT decreased 9% from the prior year due to favorable insurance claims development in the prior year and additional depreciation expense from prior residual value estimate changes.

For more information relating to the Company’s 2020 financial performance, please review our 2020 Annual Report on Form 10-K.
*    Operating revenue, comparable EPS and free cash flow are non-GAAP financial measures. For a reconciliation of total revenue to operating revenue, GAAP EPS to comparable EPS and cash provided by operating activities to free cash flow, as well as the reasons why management believes these measures are useful to shareholders, refer to the Non-GAAP and Segment Financial Measures on pages 55-62 of our Annual Report on Form 10-K for the year ended December 31, 2020.

BOARD AND GOVERNANCE HIGHLIGHTS

			BOARD OF DIRECTORS
Name	Age	Director Since	Professional Background	Independent	Committee Memberships
Robert J. Eck	62	2011	Retired CEO of Anixter International, Inc.	Lead Independent Director	Compensation & Governance (Chair)
Robert A. Hagemann	64	2014	Retired CFO of Quest Diagnostics Incorporated	✓	Audit & Finance
Michael F. Hilton	66	2012	Retired President and CEO of Nordson Corporation	✓	Compensation & Governance
Tamara L. Lundgren	63	2012	Chairman, President and CEO of Schnitzer Steel Industries, Inc.	✓	Audit & Governance
Luis P. Nieto, Jr.	65	2007	Retired President of the Consumer Foods Group for ConAgra Foods Inc.	✓	Compensation & Finance
David G. Nord	63	2018	Executive Chairman of Hubbell Incorporated	✓	Audit (Chair) & Finance
Robert E. Sanchez	55	2013	Chair and CEO of Ryder System, Inc.
Abbie J. Smith	67	2003	Professor of Accounting at the University of Chicago Booth School of Business	✓	Audit & Finance (Chair)
E. Follin Smith	61	2005	Retired EVP, CFO and Chief Administrative Officer of Constellation Energy Group, Inc.	✓	Compensation (Chair) & Governance
Dmitri L. Stockton	56	2018	Retired Chairman, President and CEO of GE Asset Management	✓	Compensation & Finance
Hansel E. Tookes, II	73	2002	Retired President of Raytheon International	✓	Audit & Governance
Active Shareholder Engagement:
Our Board and management have a long-standing commitment to engaging with our shareholders and soliciting their perspectives on key performance, governance and compensation matters. The key elements of our shareholder engagement process are set forth below.
▶    We engage in continuous outreach with shareholders throughout the year and regularly report feedback to our Board
▶    We routinely review governance and voting policies of our largest shareholders who publish their policies and, each year, we reach out to shareholders representing at least half of our outstanding shares to seek and discuss their feedback on corporate governance, our compensation programs and any other matters of interest. During the summer of 2020, we reached out to our largest shareholders constituting over 60% of our outstanding shares to request feedback on our governance profile and compensation structure

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Proxy Summary

▶    Our Board and management review and evaluate shareholder input to identify issues and concerns that may require Board attention or changes to our policies, practices or disclosures
▶    In addition to our annual outreach, our CEO, CFO and Investor Relations team meet frequently with shareholders and the investment community regarding our strategy and performance. Depending on the topics the investor wishes to discuss, independent directors may also participate
Key Changes in Recent Years Based on Shareholder Feedback:
In recent years, in response to shareholder feedback, we have undertaken significant changes to our corporate governance and executive compensation practices and disclosures, including:
▶    Removing the last-remaining supermajority voting provision in our Restated Articles of Incorporation and By-Laws (for action by written consent)
▶    Providing shareholders with the right to act by written consent
▶    Appointing two new Board members in 2018 as part of our Board refreshment process
▶    Modifying our executive compensation program, including by (i) moving from long-term performance targets of less than three years to three-year performance periods and (ii) changing our stand-alone total shareholder return (TSR) performance metric to a TSR modifier that adjusts payouts, either upward or downward, to reflect our performance against our custom peer group
▶    Modifying our executive compensation program to further incentivize our initiatives to improve returns and increase free cash flow
Governance Highlights:

▶	All directors are independent (except the CEO/Chair) and are diverse by gender, race, ethnicity, age and experience	▶	Regular executive sessions in conjunction with each regularly scheduled Board meeting
▶	None of our directors serve on more than three other public company boards	▶	Strong Board oversight of risk management and compliance process
▶	No related person transactions in 2020	▶	Annual Board and committee evaluations
▶	Strong focus on CEO succession planning	▶	Minimum stock ownership requirements for directors and executive officers
▶	Corporate Sustainability Report published in 2021	▶	Strong Lead Independent Director role

EXECUTIVE COMPENSATION HIGHLIGHTS
Business Context and Goals of Compensation
In 2019, following a multi-year downturn in the used vehicle sales market that led to significant negative impacts on our vehicle depreciation expense and earnings, the Company modified its strategy to improve returns and increase free cash flow. As part of this strategy, management implemented several significant actions including increasing pricing in our lease product, reducing costs in vehicle maintenance and overhead spending, and making investments to increase used vehicle sales capacity. In 2020, the Company also implemented a more focused approach to capital allocation, which moderated growth in the capital intensive parts of our FMS business as we worked to increase returns in that business, and while accelerating growth in our higher return and asset-light supply chain and dedicated businesses. By moderating growth in FMS, the Company was able to lower capital expenditures, which drives free cash flow, as well as strategically manage idle assets by redeploying vehicles from rental to lease, increasing lease term extensions, redeploying early terminations to lease, and increasing sales volumes of used vehicles. These strategic initiatives are intended to improve returns over the medium- and long-term, and to generate positive and higher free cash flow over an economic cycle, while the Company continues to leverage growth from fleet outsourcing trends, albeit at a more moderate pace.

While this modified strategy will result in lower lease sales as compared to recent record levels, we believe this was appropriate for 2020, as investors sought a demonstration of enhanced returns and more consistent positive free cash flow over the cycle. Positive free cash flow generated in 2020 was expected to allow us to pay down debt in order to bring our leverage into our target range, continue to pay our dividend, create the capacity to invest in acquisitions and new innovation initiatives and, over time, steadily improve our return on equity to our long-term target. These priorities are aligned with the input we have received from many shareholders who, during our engagements, recommended that we increase our focus on improving returns and free cash flow. In order to incentivize execution of this strategy, the Committee revised the compensation program at the beginning of 2020 to incent heightened focus on changes in direction for 2020, with the intention of creating a more normalized suite of metrics for 2021.

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Proxy Summary

In our 2020 Long-Term Incentive Plan (LTIP), which represents 66% of our CEO's target direct compensation, we:
•Replaced our use of stock options with time-vested restricted stock awards resulting in time-vested restricted stock awards increasing from 20% to 40% of the LTIP award. This will enhance executive stock ownership, increase alignment with shareholders and serve as a retention tool for our named executive officers (NEOs), consistent with market and peer group practices.
•60% of the CEO's LTIP continues to be performance-based restricted stock rights (PBRSRs) with the performance metrics described below:
◦Replaced our adjusted ROC spread metric (defined on page 38) with adjusted ROE (defined on page 41), weighted 15% of target LTIP payout and 25% of the target PBRSRs (as defined below) granted, to incentivize returns and capital efficiency. Our investors have demonstrated great interest in adjusted ROE and we regularly report on this metric in our press releases and our earnings calls. The adjusted ROE performance target is based on a three-year average established at the time of grant.
◦Maintained the three-year relative TSR modifier (defined on page 38) on PBRSRs payouts (+/- 15%) depending on Ryder’s TSR relative to the TSR of a custom peer group.
◦Retained our strategic revenue growth metric while lowering the weighting within the target LTIP payout from 30% to 15%. We continue to believe that strong returns coupled with growth drive desirable long-term shareholder returns. However, we believe that growth for the near-term at a more balanced rate will result in higher long-term returns. The 2020-2022 strategic revenue growth performance target continues to be based on a three-year compounded annual growth rate.
◦Introduced an adjusted comparable EBITDA margin percent (EBITDA margin) target with a weighting of 30% of the target LTIP to incentivize maintenance of profit margins as we grow. The EBITDA margin performance target is based on a three-year average established at the time of grant.
In our 2020 Annual Cash Incentive Plan (AIP), which represents 20% of our CEO's target direct compensation, we:
•Introduced a free cash flow metric. As a result of our growth in FMS, our free cash flow was negative for the last two years and for seven of the last ten years. For 2020, consistent with input from shareholders, we determined to moderate growth in FMS and focus on enhancing cash flow and returns. Given the importance of this shift in focus, the Committee implemented free cash flow as a key AIP objective for one year with a weighting of 50% of the AIP target and a maximum potential payout of 300% should management achieve a significant $1.45 billion improvement in free cash flow, from negative $1.1 billion in 2019 to positive $350 million in 2020.
•Replaced comparable EPS with comparable EBITDA, with a weighting of 35% of target AIP payout to incentivize improved operating performance. While the non-operating cyclical factor of vehicle depreciation will heavily influence LTIP payouts, comparable EBITDA is an operating metric to which management has a clearer line of sight. The Committee desires to incent consistent annual improvement on the comparable EBITDA metric, which is a reflection of the Company’s operating profitability and critical to long-term shareholder value creation.
•Retained operating revenue with a weighting of 15% of target AIP payout, to incentivize growth, but at more moderate levels, consistent with the new business strategy.
Compensation Program Objectives and Results
To incent attainment of the Company's strategy for long-term growth and returns, the Committee takes a holistic view of the incentive compensation program structure. The Committee utilizes a suite of complementary performance-based incentive metrics in the LTIP (66% of target direct compensation for Mr. Sanchez) and AIP (20% of target direct compensation for Mr. Sanchez). Performance metrics in the LTIP and AIP were intended to be complementary and capture various components of overall Company performance. For example, free cash flow and comparable EBITDA in the AIP are intended to incentivize improved operating performance and positive free cash flow. Adjusted ROC spread and strategic revenue growth in the 2018-2020 LTIP was intended to incentivize balanced growth with strong returns over the longer term. Our LTIP for 2020-2022 is consistent with this philosophy. It creates strong shareholder alignment with outright stock ownership through our adjusted ROE metric and relative TSR modifier, and continues to incentivize growth that is profitable with revenue growth and EBITDA margin metrics. These metrics taken together are expected to result in improved short- and long-term performance. With that in mind, the Committee believes it is important to evaluate pay for performance alignment by reviewing realized pay against target direct compensation in light of overall Company performance.

In 2020, market conditions related to the COVID-19 pandemic proved challenging, with commercial rental, supply chain automotive and used vehicle sales being most directly impacted. As a result, management took significant actions to mitigate these impacts including moderating capital expenditures even further than already planned for the year, reducing the size of the rental fleet, redeploying idle vehicles and lowering overhead costs. Despite these headwinds, management made significant progress on our strategic and operational priorities, resulting in the Company exceeding the comparable EBITDA and free cash

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Proxy Summary

flow targets. The team showed good agility, remained focused on the things that they could control and delivered on performance metrics and targets that were set prior to visibility into the negative impact of the COVID-19 pandemic.

In 2020, Mr. Sanchez received 72% of his target incentive payout, which reflects a 2018-2020 LTIP plan payout of 34% and an AIP payout of 194% of AIP target (207% when COVID related salary cuts are taken into account). Please refer to the section entitled "2020 Realized Pay and Alignment on Pay for Performance" on page 42 for a further discussion on CEO realized pay and alignment with our pay for performance philosophy as well as how realized pay is calculated.

The Committee believes that 72% is an appropriate incentive plan payout given management's accomplishments in attaining strong free cash flow and laying a foundation for long-term growth and improved returns under challenging macroeconomic conditions. This appears to be acknowledged by investors with a TSR of 20% for the year and our stock price improving to $61.76 at year-end from a low of $22.62 earlier in the year.

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Information About our Annual Meeting

INFORMATION ABOUT OUR ANNUAL MEETING
You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2021 Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/R2021on Friday, May 7, 2021 at 10:00 a.m. Eastern Daylight Time. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.
At the Annual Meeting, you will be asked to vote on the following five proposals. Our Board recommendation for each proposal is set forth below.

Proposal		Board Recommendation
No. 1	To elect each of the following eleven directors for a one-year term expiring at the 2022 Annual Meeting of Shareholders: Robert J. Eck, Robert A. Hagemann, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., David G. Nord, Robert E. Sanchez, Abbie J. Smith, E. Follin Smith, Dmitri L. Stockton and Hansel E. Tookes, II	FOR each director nominee
No. 2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2021 fiscal year	FOR
No. 3	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”	FOR
No. 4	To approve the Amendment to the 2019 Equity and Incentive Compensation Plan	FOR
No. 5	To vote, on an advisory basis, on a shareholder proposal regarding written consent	AGAINST

If you sign and return your proxy without making any selections, your shares will be voted
“FOR” each of the director nominees, “FOR” Proposals 2-4 and “AGAINST” Proposal 5.
If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters on your behalf at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

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Corporate Governance Framework

CORPORATE GOVERNANCE FRAMEWORK
We maintain a Governance page in the Investors area of our website at https://investors.ryder.com, which includes our Corporate Governance Guidelines and the following additional materials relating to corporate governance:
•Principles of Business Conduct
•Committee charters
•Board - background and experience
•Board committees - current members
•How to contact our directors
The Corporate Governance Guidelines set forth our governance principles relating to, among other things:
•The Board's annual strategic direction review
•Director independence (including our director independence standards)
•Director qualifications and responsibilities
•Board and leadership structure
•Director resignation policy
•Director compensation
•CEO and senior management succession
•CEO evaluation and compensation
•Board and committee evaluations
The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality, compliance with law and mechanisms to report known or suspected wrongdoing. Any waivers to our Principles of Business Conduct for Board members or our executive officers granted by the Corporate Governance and Nominating Committee (Governance Committee) will be posted on our website or disclosed in a public filing made with the Securities and Exchange Commission (SEC).

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Board of Directors

BOARD OF DIRECTORS

Director Independence
10 of the 11 Directors are Independent
Independence
It is our policy that a substantial majority of the members of our Board and all of the members of our Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee qualify as independent under the New York Stock Exchange (NYSE) corporate governance listing standards.
To assist in making independence determinations, our Board has adopted director independence standards, which are included as part of our Corporate Governance Guidelines and are available on our Investors website at https://investors.ryder.com. Our director independence standards set forth certain transactions or relationships that the Board has determined will not, by themselves, be deemed to create a material relationship for the purpose of determining director independence. However, the Board will consider all relationships and transactions with our directors, even those that meet these standards, to determine whether the particular facts or circumstances of the relationship or transaction would impair the director’s independence.
2021 Independence Review
In preparation for our 2021 Annual Meeting, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any and all relationships with the Company. This review is performed in accordance with our Corporate Governance Guidelines and is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management.
In the ordinary course of business, transactions may occur between us and entities with which some of our directors are or have been affiliated. In connection with its evaluation of director independence, our Board identified and reviewed several transactions that occurred during 2020 between us and companies where our directors or family members of our directors serve as executive officers.
Specifically, Ms. Lundgren and Mr. Nord have served or currently serve as executives of companies that lease vehicles or receive other services from us. We reviewed each of these commercial relationships and found that all transactions between us and the relevant companies were made in the ordinary course of business and negotiated at arm’s length. Furthermore, each of these commercial relationships was below the threshold set forth in our director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that none of these commercial relationships impaired the independence of the relevant director.
Additionally, the Board reviewed charitable donations and contributions made by the Company to tax-exempt organizations where our directors serve as a trustee or director. Specifically, Ms. Lundgren serves on the board of a tax-exempt organization to which the Company makes or has made contributions. We reviewed this relationship and found that all contributions made by the Company were made in the ordinary course, at arm’s length and consistent with our policies and procedures. Furthermore, this relationship was below the threshold set forth in our director independence standards (i.e., one percent of such organization’s consolidated gross revenues for such year or $250,000, whichever is greater). As a result, our Board determined that this relationship does not impair Ms. Lundgren’s independence.
Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all members of the Board other than Mr. Sanchez) is independent: Robert J. Eck, Robert A. Hagemann, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., David G. Nord, Abbie J. Smith, E. Follin Smith, Dmitri L. Stockton and Hansel E. Tookes, II. No family relationships exist among our directors and executive officers.

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Board of Directors

SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS WITH THE BOARD
Our Board and management are committed to engaging with our shareholders and obtaining their views and input on performance, governance, executive compensation and any other matters important to our shareholders.
Board-Driven Engagement and Board Reporting. As outlined below, our Governance Committee oversees the shareholder engagement process, reviews and assesses shareholder input, and regularly provides updates to the full Board.

Shareholder Communications with the Board. Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number at 1-800-815-2830 (7 days a week/24 hours a day), through the Governance page in the Investors area of our website at https://investors.ryder.com, or by mailing their communication to: Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. Any communications received from interested parties in the manners described above will be collected and organized by our Corporate Secretary and will be periodically, and in any event prior to each regularly scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. The procedures for communicating with our independent directors as a group are available in the Investors area of our website at https://investors.ryder.com, on the Governance page.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may communicate concerns about any of these matters confidentially to any supervisor or manager, the Chief Legal Officer, the Vice President of Internal Audit or the Chief Compliance Officer, or on a confidential and/or anonymous basis by way of a third party toll-free hotline number (1-800-815-2830), web-based portal (helpline.ryder.com), e-mail (ethics@ryder.com), or via e-mail to members of our Audit Committee (audit@ryder.com). All of these reporting mechanisms are publicized in the Investors area of our website at https://investors.ryder.com, in our Principles of Business Conduct, through in-person and online compliance training, and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints of whatever type received through the reporting mechanisms are reported to the Audit Committee at each regularly scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.

BOARD MEETINGS
The Board held five regular meetings and one special meeting in 2020. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and committees on which the director served in 2020. Our independent directors meet in outside directors session without management present as part of each regularly scheduled Board meeting. Our Lead Independent Director presides over these outside directors sessions.
We expect our directors to attend (virtually) our Annual Meeting of Shareholders. All of our directors attended the 2020 Annual Meeting.

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Board of Directors

BOARD LEADERSHIP STRUCTURE
Ryder combines the positions of CEO and Board Chair. Ryder believes that the CEO, as a Company executive, is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing Ryder, communicating essential information to the Board about Ryder’s performance and strategies, and proposing agendas for the Board. Ryder believes that its Board leadership structure is enhanced by the independent leadership provided by our Lead Independent Director. The Board has developed the role of a strong Lead Independent Director to facilitate and strengthen the Board’s independent oversight of Company performance, strategy and succession planning, and uphold effective governance standards. Ryder’s Corporate Governance Guidelines establish that the Board members shall appoint a Lead Independent Director every five years, although the Board has discretion to deviate from this cycle when it determines it is in the best interests of the Company to do so. Our current Lead Independent Director is Robert J. Eck, who has served in the position since 2020.
The Lead Independent Director’s duties include the following:

▶	Presides at all meetings of the Board at which the Chair is not present, including outside directors sessions of the independent directors (which are held at every regular meeting)
▶	Serves as the liaison between the CEO/Chair and the independent directors and works with the Chair to make sure that all director viewpoints are considered and that decisions are appropriately made
▶	Serves as the liaison between the Board and management to ensure the Board obtains the materials and information it needs
▶	Requests and previews information sent to the Board, as necessary
▶	Develops meeting agendas for the Board, in collaboration with the Chair and Chief Legal Officer, to ensure that topics requested by the independent directors are included
▶	Has authority to call meetings of the independent directors
▶	Is available for consultation and direct communication with shareholders to discuss concerns and expectations, upon request
▶	Engages with other independent directors to identify matters for discussion at outside directors sessions
▶	Oversees annual CEO evaluation
▶	Serves as our Governance Committee Chair and oversees the Board’s annual evaluation process and the search process for new director candidates

BOARD COMMITTEES
The Board has four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. Each committee evaluates its performance annually. The table below provides current membership and 2020 meeting information for each committee:
The specific powers and responsibilities of the committees are set forth in more detail in their charters, which are available on the Governance page in the Investors area of our website at https://investors.ryder.com.

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Audit Committee

AUDIT COMMITTEE
Members

David G. Nord (Chair)	Robert A. Hagemann	Tamara L. Lundgren	Abbie J. Smith	Hansel E. Tookes, II

Key Responsibilities
▶	Approving the compensation and reviewing and evaluating the independence of our independent registered certified public accounting firm
▶	Approving the scope of the annual audit and the related audit fees
▶	Reviewing the scope of internal audit’s activities and performance of the internal audit function
▶	Reviewing and discussing the adequacy and effectiveness of internal control over financial reporting with internal audit and the independent registered certified public accounting firm
▶	Overseeing investigations into accounting and financial complaints and Ryder’s global compliance program
▶	Reviewing audit results, financial disclosures and earnings guidance
▶	Reviewing, discussing and overseeing the process by which the Company assesses and manages risk
▶	Reviewing and overseeing matters relating to accounting, auditing and financial reporting practices and policies
Independence and Financial Expertise
▶	All members are independent
▶	All members are financial experts
Audit Committee Processes and Procedures
Meetings. Our Chief Financial Officer, Controller, Vice President of Internal Audit, Chief Legal Officer, Chief Compliance Officer and representatives of our independent registered certified public accounting firm participate in Audit Committee meetings, as necessary and appropriate, to assist the Audit Committee in its discussion and analysis of the various agenda items. The Audit Committee also meets regularly in executive session with our Chief Financial Officer, Vice President of Internal Audit, Controller, Chief Compliance Officer, Chief Legal Officer and representatives of our independent registered certified public accounting firm.
Independence and Financial Expertise
The Board reviewed the background, experience and independence of each of the Audit Committee members based in part on the directors’ responses to a questionnaire relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:
•meets the independence requirements of the NYSE’s corporate governance listing standards and our director independence standards;
•meets the enhanced independence standards for audit committee members required by the SEC;
•is financially literate, knowledgeable and qualified to review financial statements; and
•qualifies as an “audit committee financial expert” under SEC rules.

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Compensation Committee

COMPENSATION COMMITTEE
Members

E. Follin Smith (Chair)	Robert J. Eck	Michael F. Hilton	Luis P. Nieto, Jr.	Dmitri L. Stockton

Key Responsibilities
▶	Overseeing, reviewing and approving our executive and director compensation plans, policies and programs
▶	Considering industry trends, benchmark data and whether compensation actions support key business objectives and pay for performance philosophy
▶	Approving compensation actions for direct reports to the CEO and recommending compensation actions for the CEO for consideration by the independent directors
▶	Reviewing and discussing the results of the shareholder advisory vote on executive compensation (and the frequency of such vote) and other input from shareholders and considering whether to recommend any adjustments to policies and practices based on this feedback
▶	Reviewing and assessing compensation policies from a risk management perspective
▶	Overseeing the preparation of the Compensation Discussion and Analysis and determining whether to recommend it for inclusion in this proxy statement
Independence
▶	All members are independent
Compensation Committee Processes and Procedures
Meetings. The Chief Human Resources Officer, Vice President - Compensation and Benefits, Vice President and Deputy General Counsel, and, when requested, the CEO, participate in Compensation Committee meetings, as necessary and appropriate, to assist the Compensation Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings, as appropriate, including for discussions regarding their own compensation and for regular executive sessions of the independent Committee members.
Use of Compensation Consultants. During 2020, the Committee again retained Frederic W. Cook & Co., Inc. (Frederic W. Cook) to serve as its independent compensation consultant. For further discussion of the role that Frederic W. Cook played in assisting the Committee in making executive compensation decisions during 2020, please see the discussion under “Role of the Independent Compensation Consultant” in our Compensation Discussion and Analysis on page 44 of this proxy statement.
Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee during fiscal year 2020 were officers or employees of Ryder, or were former officers of Ryder. There were no transactions in 2020 between us and any directors who served as Compensation Committee members for any part of 2020 that would require disclosure by Ryder under SEC rules requiring disclosure of certain relationships and related party transactions. During 2020, none of Ryder’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, and none of Ryder’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.
Independence
The Board reviewed the background, experience and independence of each of the Compensation Committee members based in part on the directors’ responses to a questionnaire relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the NYSE’s corporate governance listing standards, including the additional independence requirements specific to compensation committee members, and our director independence standards.

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Corporate Governance and Nominating Committee

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members

Robert J. Eck (Chair)	Michael F. Hilton	Tamara L. Lundgren	E. Follin Smith	Hansel E. Tookes, II

Key Responsibilities
▶	Identifying and recommending qualified individuals to serve as directors
▶	Reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws
▶	Recommending to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders
▶	Recommending the size, structure, composition and functions of Board committees
▶	Reviewing and recommending changes to the charters of each committee of the Board
▶	Designing and overseeing the Board and committee evaluation processes as well as the annual CEO evaluation process
▶	Reviewing and recommending changes to our Corporate Governance Guidelines and Principles of Business Conduct and overseeing and approving governance practices of the Company and Board
▶	Reviewing and overseeing the process by which the Board identifies and prepares for a crisis
▶	Overseeing the Company’s charitable contributions, government relations, environmental activities, safety performance, and diversity efforts, as well as the Company’s sustainability reporting initiatives.
Independence
▶	All members are independent
Corporate Governance and Nominating Committee Processes and Procedures
Meetings. Our Chief Legal Officer and, when requested, our CEO, participate in Governance Committee meetings, as necessary and appropriate, to assist the Governance Committee in its discussion and analysis of the various agenda items.
Board Succession Process for Directors
Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Governance Committee carries out this function through an ongoing, year-round process, which includes the annual evaluation of our Board and committees. Our Governance Committee seeks to build and maintain an experienced, effective, well-rounded and diverse Board exemplifying sound judgment and integrity that operates collaboratively. Below is a summary of our process for identifying director candidates:

In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates who:
▶	have a high level of personal integrity and exercise sound business judgement
▶	are highly accomplished, with superior credentials, recognition and/or strong senior leadership experience in their respective fields
▶	are diverse in experience, perspectives, background, race, ethnicity, gender, tenure, and age
▶	have relevant expertise and experience that is valuable to the business of the Company and its long-term strategy, goals and initiatives
▶	have an understanding of, and concern for, the interests of our shareholders
▶	have sufficient time to devote to fulfilling their obligations as directors

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Corporate Governance and Nominating Committee

Board Composition Matrix. The Governance Committee uses a Board Composition Matrix to assist the Committee in identifying the skills, experience, expertise and diversity of current members of the Board. When identifying desired director candidate traits, the Governance Committee seeks out areas that may become underrepresented as a result of Board turnover or where additional skills would enhance the Board’s composition. The Governance Committee reviews and updates the Matrix on an ongoing basis, with individual input from all directors, as needed.
Diversity. The Board believes that diversity is one of many important considerations in board composition. As noted above, the Governance Committee evaluates the current composition of the Board from time-to-time to ensure that the directors reflect a diversity of viewpoints, professional experience, backgrounds, education and skills. The Governance Committee is committed to seeking out highly qualified women and racially and ethnically diverse candidates as well as candidates with diverse backgrounds, experiences and skills as part of the director search that the Company undertakes, and to ensuring that candidates are drawn from a pool that includes such diverse candidates. Ryder believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater variety of innovative ideas and perspectives, and, therefore, is in a better position to make complex decisions.
Retention of Experienced Director Search Firms. Generally, the Governance Committee identifies individuals for service on our Board through the Governance Committee’s retention of experienced director search firms that use their extensive resources and networks to find individuals who meet the qualifications established by the Board.
Shareholders Recommending a Director Candidate to the Governance Committee. If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve as required for all other candidates. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders, as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at:
11690 N.W. 105th Street
Miami, Florida 33178
Attention: Corporate Secretary
This information must be delivered to the Governance Committee no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the date of the prior year’s Annual Meeting of Shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.
Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee’s discussions and the results of these meetings, the Governance Committee will recommend nominees for election to the Board and the Board will nominate a slate of directors for election by our shareholders at our Annual Meeting (or, if filling a vacancy between Annual Meetings, the Board will elect a nominee to serve on the Board). Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if the director fails to receive the required number of votes for re-election in accordance with the By-Laws.

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Corporate Governance and Nominating Committee

Board and Committee Evaluation Process. The Governance Committee has oversight of the annual Board and committee evaluation process and uses feedback from the results of the evaluation to identify directors currently serving on the Board to be renominated for election at the expiration of their terms:

1

Governance Committee Review

Our Governance Committee periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the performance of the Board and committees. For 2020, the Governance Committee distributed a list of potential evaluation topics to the Board for review and consideration prior to scheduling open dialogue sessions.

2

Open-Dialogue Sessions

Open dialogue sessions were conducted with the Lead Independent Director and each Board member, as well as with the committee chairs and their respective committee members. The topics considered for discussion include:

- overall Board and committee composition and Board and individual effectiveness;
- oversight of corporate strategy and CEO evaluation and succession planning;
- quantity and quality of information presented by management;
- oversight and management of risks;
- access to members of management; and
- identification of topics that should receive more attention and discussion.

3

Thorough Review of Results

A summary of Board and committee evaluation results were reviewed and discussed by the Board and each committee in outside directors sessions.

4

Feedback Incorporated

Policies and practices were updated as a result of director feedback. Examples of changes made in response to the evaluation process include:

- Enhanced the information regularly provided to directors;
- Allotted more time for strategic discussion with members of management; and
- Further evolved the format of meeting materials to enable directors to focus on the key data.

CEO Evaluation Process. The Governance Committee also oversees the annual CEO evaluation process, which is discussed in the “Evaluating Performance” on page 44 of the Compensation Discussion and Analysis in this proxy statement.
Crisis Preparedness. Our Board has prepared a crisis preparedness plan for potential crises that could occur, which includes descriptions of potential triggering events, notification protocol, advance preparation, communication plans, resources and a summary of key considerations, implications and risks of each triggering event scenario. Our Governance Committee (in conjunction with the other committees, as necessary) oversees the crisis preparedness plan, and reviews and recommends updates and enhancements to the Board at least annually.
Corporate Responsibility and Sustainability
The Governance Committee provides leadership and oversight of our Environmental, Social and Governance (ESG) practices, including oversight of our policies, programs and initiatives related to environmental sustainability, health and safety, diversity, inclusion, and equality, and charitable giving, and regularly updates the full Board on these matters. For additional information regarding our sustainability initiatives please go to our website which includes our Corporate Sustainability Report. prepared in accordance with applicable standards and recommendations from the Global Reporting Initiative (GRI), the Task Force on Climate-Related Financial Disclosures (TCFD), and the Sustainability Accounting Standards Board (SASB) Air Freight & Logistics framework. We also provide responses to the annual climate change and water surveys conducted by the Carbon Disclosure Project.

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Finance Committee and Risk Management

FINANCE COMMITTEE
Members

Abbie J. Smith (Chair)	Robert A. Hagemann	Luis P. Nieto, Jr.	David G. Nord	Dmitri L. Stockton

Key Responsibilities
▶	Reviewing key financial metrics, liquidity position, arrangements and requirements
▶	Reviewing, approving and recommending certain capital expenditures, including acquisitions and divestitures, issuances or repurchases of debt and equity securities, dividend policy, and pension contributions
▶	Reviewing our relationships with rating agencies, banks and analysts
▶	Reviewing and assessing our risk management policies and activities (relating to business, economic, interest rate, foreign currency and other risks relating to capital structure and access to capital) and providing guidance to the Board with respect thereto
▶	Reviewing our corporate insurance program and activities
▶	Reviewing post-audits of major capital expenditures and business acquisitions
▶	Reviewing and recommending to the Board the slate of persons to be appointed to the Company’s Investment Committees
Independence
▶	All members are independent
Finance Committee Processes and Procedures
Meetings. Our Chief Financial Officer, Treasurer and other members of management including our Senior Vice President of Investor Relations, Corporate Strategy & New Product Strategy, participate in Finance Committee meetings, as necessary and appropriate, to assist the Finance Committee in its discussion and analysis of the various agenda items.

RISK MANAGEMENT
The Board’s Role in Risk Oversight
The Company understands that risk is present in its everyday business and organizational strategy and risk-taking is a necessary part of growing and operating a business and is an essential element in the preservation and enhancement of long-term shareholder value. Consequently, the Company has implemented an enterprise risk management (ERM) program to provide management and the Board with a robust and holistic top-down view of key risks facing Ryder.
Our ERM program was developed and is run under the direction and supervision of our Chief Legal Officer and Chief Financial Officer with the assistance of external experts, and is managed day-to-day by our Chief Compliance Officer and Vice President of Internal Audit. The CEO and executive leadership team, together with Ryder’s Corporate Risk Steering Committee comprised of department leaders and subject matter experts, are responsible for risk identification, management and mitigation under our ERM program.
The program is designed to (i) identify the various risks faced by the organization; (ii) assign responsibility for managing those risks to individual management executives who report directly to the applicable committee; and (iii) align those management assignments with appropriate board-level oversight. All significant risks are communicated to the Board. The Board is ultimately responsible for oversight of our ERM program. The Board executes its duty both directly and indirectly through its Audit, Compensation, Governance and Finance Committees. ERM is a Company-wide initiative that involves both the Board and Ryder’s management.
As part of the Board’s risk review and assessment, the Board reviews an ERM report from the Chief Legal Officer, Chief Compliance Officer and Vice President of Internal Audit at least annually that (1) identifies the Company’s risks, including detailed analysis of the likelihood of occurrence and potential impact of each risk, and (2) details the ERM program elements and process for risk identification. The Board establishes an annual schedule for the Board and committees to conduct individual, in-depth reviews of the Company’s key risks identified in the ERM report. The Board reviews written updates and presentations on specific risks and our ERM program at every regularly scheduled meeting and discusses with management the most significant risks that are identified and managed by Ryder. The Board also reviews an internal audit report from the Vice President of Internal Audit at least annually regarding internal audit’s review of enterprise risks and audit activities to evaluate the controls and processes regarding such risks.

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Risk Management
The primary areas of risk overseen by the Board and its committees are summarized below. These areas include those formally monitored as part of Ryder’s ERM program or pursuant to committee charters. The risks listed do not represent an exhaustive list of all risks faced by Ryder or that are considered and addressed from time to time by the Board and its committees.
Although Ryder’s ERM program is structured with formal processes, it remains flexible enough to adjust to changing economic, business and regulatory developments and is founded on clear lines of communication to the leadership team, the Board and its committees. In addition, the Company periodically commissions an external assessment of its ERM program and its risk assessment processes to ensure they are in line with industry practices and are effectively identifying, monitoring and mitigating enterprise-wide risks. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the SEC.

Board/Committee Areas of Risk Oversight
Full Board	▶	Company’s culture and tone at the top;
	▶	Strategic, financial, competitive and execution risk associated with the annual business operating plan and strategic plan;
	▶	Allocation of capital investments;
	▶	Major litigation and regulatory matters;
	▶	Acquisitions and divestitures;
	▶	CEO and executive management succession planning;
	▶	Business conditions and competitive landscape; and
	▶	Pandemics and natural disasters.
Audit Committee	▶	Financial matters (including financial reporting, accounting, public disclosure and internal controls);
	▶	Cyber security and information technology;
	▶	Major litigation and regulatory matters;
	▶	Oversight over the internal audit function and the ethics and compliance program; and
	▶	Review and oversight of the process by which the Company assesses and manages risk.
Compensation Committee	▶	CEO and executive compensation, equity and incentive-based compensation programs and director compensation; and
	▶	Compensation risk assessment (see “Compensation Risks” on page 47 of the Compensation Discussion and Analysis).
Governance Committee	▶	Board effectiveness and organization, corporate governance, CEO evaluation process and director succession planning; and
	▶	Risks relating to environmental, government relations, charitable contributions and safety matters.
Finance Committee	▶	Capital structure, expenditures, financing transactions and asset management;
	▶	Liquidity, cost of capital and access to capital, currency and interest rate exposures and insurance strategies; and
	▶	Selection of Investment Committee members for U.S. and Canadian pension and savings plans.

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Related Person Transactions

RELATED PERSON TRANSACTIONS

No Related Person Transactions in 2020
In accordance with our written Policies and Procedures Relating to Related Person Transactions adopted by the Board, all “related person transactions” are subject to review, approval or ratification by the Governance Committee. The Policies and Procedures are in addition to, not in lieu of, the requirements relating to conflicts of interest in our Principles of Business Conduct. Copies of both policies are available in the Investors area of our website at https://investors.ryder.com. For purposes of the Policies and Procedures, and consistent with Item 404 of Regulation S-K, a “related person transaction” is:
•any transaction in which we or a subsidiary of ours is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest; or
•any material amendment to an existing related person transaction.
“Related persons” are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.
Our Principles of Business Conduct require that directors and executive officers report any actual or potential conflicts of interest, including potential related person transactions, to the Company. In addition, each director and executive officer completes and signs a questionnaire annually to confirm there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to us. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations. Based on this information, we review the Company’s own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions is then provided to the Governance Committee.
The Governance Committee is responsible for reviewing and determining whether to approve related person transactions. In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant:
•whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;
•whether there are business reasons for us to enter into the related person transaction;
•whether the related person transaction would impair the independence of an outside director; and
•whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.
Any member of the Governance Committee who has an interest in the related person transaction must abstain from voting on the approval of the transaction. Although such member would normally be excused from any discussions relating to the transaction, the Governance Committee Chair has the authority to request that such member participate in some or all of the Committee’s discussions. Typically, participation would only be requested if the other Committee members have questions about the interested member’s involvement in the transaction.
There were no related person transactions during 2020.

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Election of Directors (Proposal 1)

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Based upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the eleven individuals listed below for election at the Annual Meeting. Under our By-Laws, directors are elected each year at the Annual Meeting. All nominees are currently directors and have been previously elected by our shareholders.
Each director elected at the Annual Meeting will serve until Ryder’s 2022 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

KEY FACTS ABOUT OUR BOARD
We strive to maintain a diverse and well-rounded Board that balances the institutional knowledge of tenured directors with the fresh perspectives of new members.
Board Composition and Expertise
Director Criteria, Qualifications and Experience
We believe that each of our directors has the experience, skills, qualities and time to successfully perform his or her duties as a director and contribute to our Company’s success. Our directors were nominated because each individual possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors are diverse in age, gender, tenure, ethnic background and professional experience, and together they produce a cohesive body in terms of Board process, collaboration, and mutual respect for differing perspectives. More information on Ryder’s director nomination process is set forth in the Corporate Governance and Nominating Committee section under “Board Succession Process for Directors” on page 13.

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Election of Directors (Proposal 1)
Director Tenure and Board Refreshment
Board composition and refreshment are priorities for Ryder. The Board believes that it is desirable to maintain a mix of new and experienced directors. The Board does not believe that express limits on a director’s tenure are appropriate, and values the increasing contribution of directors who, over time, have developed deeper insight into the Company and its operations. However, to encourage appropriate refreshment and the continued qualification of our Board members, our Corporate Governance Guidelines provide for review of a director’s continuation of Board service each time the director is up for re-election.
Other Policies and Practices Related to Director Service
Limits on Other Directorships. To ensure our directors have adequate time to serve on our Board, we permit service on no more than four other public company boards (or two other public company boards for our CEO/Chair). No director currently serves on more than three other public company boards, and our CEO serves only on one other public company board. We have determined that each director nominee has adequate time to devote to service on our Board, carry out his or her duties as a member of our Board and provide valuable service to the Company in his or her role as a director.
Meeting Attendance Requirements. Directors are expected to regularly attend Board and committee meetings. Directors who fail to attend 75% or more of our Board and committee meetings for two consecutive years must submit a letter of resignation, which the Board will determine whether to accept, taking into account the recommendation of the Governance Committee. All of our directors met the meeting attendance requirements in 2020.
Resignation upon Change in Status. The Board also requires directors to submit a letter of resignation upon a substantial change in the nature of the director’s employment or other significant responsibilities since the time of his or her election. The Board, upon review and recommendation by the Governance Committee, will determine whether the circumstances are consistent with the criteria for Board membership and whether it is appropriate for the director to continue service on the Board.
Impairment of Ability to Serve. A director who experiences any other change in circumstances that may impair his or her ability to effectively serve on the Board, or that could result in negative attention to the Company or director, is required to immediately notify the Company and may be asked by the Board to submit a letter of resignation.
Each director’s principal occupation and other pertinent information about his or her particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.
If you are a beneficial shareholder and do not give your nominee instructions, your nominee does not have the ability to vote in favor of or against the director nominees. We therefore urge you to return your proxy card and vote your shares on this proposal.
The Board recommends a vote FOR the election of each director nominee.

DIRECTOR NOMINEES

Robert J. Eck

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Eck served as Chief Executive Officer of Anixter International, Inc. (Anixter), a global distributor of network and security solutions, electrical and electronic solutions, and utility power solutions, from 2008 until he retired in 2018.

Mr. Eck joined Anixter in 1989 and held roles of increasing responsibility in strategy, supply chain management, sales and marketing, and human resources. From 2007 to 2008, Mr. Eck served as Executive Vice President and Chief Operating Officer of Anixter. Prior to that position, Mr. Eck served as Executive Vice President of Enterprise Cabling and Security Solutions for Anixter from 2004 to 2007. In 2003, he served as Senior Vice President of Physical Security Products and Integrated Supply of Anixter Inc.

Director Since: 2011 Age: 62	OTHER PUBLIC BOARD MEMBERSHIPS: •A past director of Anixter (until June 2020)
Committees: •Compensation •Corporate Governance & Nominating (Chair) Lead Independent Director
QUALIFICATIONS:
The Board nominated Mr. Eck as a director because of his leadership experience and expertise in supply chain management, domestic and international operations, and marketing and business development, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Eck has prior leadership experience as President and Chief Executive Officer of a global public company. He also has experience as a director on a global public company board.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Eck’s nomination, the Board considered Mr. Eck’s qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

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Election of Directors (Proposal 1)

Robert A. Hagemann

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Hagemann served as Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated (Quest) until he retired in 2013.

Mr. Hagemann joined Quest’s predecessor, Corning Life Sciences, Inc., in 1992, and held roles of increasing responsibility until he was named Chief Financial Officer of Quest in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He also held various positions in corporate accounting and audit at Merrill Lynch and Company and Ernst & Young.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Graphic Packaging Holding Company
•Zimmer Biomet Holdings, Inc.

QUALIFICATIONS:
The Board nominated Mr. Hagemann as a director because of his leadership experience and expertise in finance/accounting, business development, strategy, supply chains and government contracting, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Hagemann has leadership experience as Chief Financial Officer of a global public company. He also has experience as a director on global public company boards, including serving on audit, compensation and research/innovation/technology committees.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Hagemann’s nomination, the Board considered Mr. Hagemann’s current service on the board of two other public companies. Mr. Hagemann was renominated based on his qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2014
Age: 64
Committees: •Audit •Finance

Michael F. Hilton

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Hilton served as the President and Chief Executive Officer of Nordson Corporation (Nordson), an engineering and manufacturing company, from 2010 until he retired in 2019. Prior to joining Nordson, Mr. Hilton served as Senior Vice President and General Manager of Air Products & Chemicals, Inc. from 2007 until 2010 with specific responsibility for leading the company’s global Electronics and Performance Materials segment. Mr. Hilton joined Air Products in 1976, where he held roles of increasing responsibility in a variety of management and operations positions. Air Products serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, equipment and services.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Lincoln Electric Holdings, Inc
•Regal Beloit Corporation
•A past director of Nordson (until December 2019)

QUALIFICATIONS:
The Board nominated Mr. Hilton as a director because of his leadership experience and expertise in global operations, strategy development, business-to-business marketing, and oversight of large and diverse business units, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Hilton has leadership experience from his past service as Chief Executive Officer of a global public company and as a current director on two global public company boards.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Hilton’s nomination, the Board considered Mr. Hilton’s past leadership experience and his current service on two public company boards. Mr. Hilton was renominated based on his qualifications listed above, his valuable contributions to the Board, his in-depth knowledge of the Company gleaned from his years of service on the Board, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2012
Age: 66
Committees: •Compensation •Corporate Governance & Nominating

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Election of Directors (Proposal 1)

Tamara L. Lundgren

CURRENT PRINCIPAL OCCUPATION:
Ms. Lundgren serves as Chairman, President and Chief Executive Officer of Schnitzer Steel Industries, Inc. (SSI). SSI is one of the largest publicly-traded manufacturers and exporters of recycled metals in North America, operating 100 facilities throughout North America, including seven deep-water ports located on both coasts of the U.S. and Puerto Rico and a retail auto parts business with over five million annual retail visits.

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Lundgren joined SSI in 2005 as Chief Strategy Officer and held positions of increasing responsibility, including Executive Vice President and Chief Operating Officer. Ms. Lundgren was appointed President and Chief Executive Officer in 2008 and Chairman in 2020. Prior to joining SSI, Ms. Lundgren was an investment banker and lawyer with 25 years of experience in the U.S. and Europe. Ms. Lundgren was a Managing Director at JPMorgan Chase and Deutsche Bank in London and New York. Earlier she was a partner in the Washington, DC law firm of Hogan Lovells (then Hogan & Hartson, LLP).

OTHER PUBLIC BOARD MEMBERSHIPS:
•SSI
•A past director of Parsons Corporation (until April 2020)

OTHER RELEVANT EXPERIENCE:
•Deputy Chair of the Board of Directors of Federal Reserve Bank of San Francisco
•Member of the Board of Directors of the U.S. Chamber of Commerce; former Chairman of the Board

QUALIFICATIONS:
The Board nominated Ms. Lundgren as a director because of her leadership experience and expertise in global operations, strategy, finance and corporate law, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Ms. Lundgren has leadership experience as President and Chief Executive Officer of a global public company. She also has experience as a director on a global public company board.

Consistent with our policies and practices related to director service, in making a determination as to Ms. Lundgren’s nomination, the Board considered Ms. Lundgren’s current role as CEO of another public company and service on the board of her company. Ms. Lundgren was renominated based on her qualifications listed above, her valuable, significant contributions to the Board and Company and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2012
Age: 63
Committees: •Audit •Corporate Governance & Nominating

Luis P. Nieto, Jr.

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Nieto served as President of the Consumer Foods Group for ConAgra Foods Inc. (ConAgra) from 2007 until he retired in 2009.

Mr. Nieto joined ConAgra in 2005 and held various leadership positions, including President of the Meats Group and Refrigerated Foods Group. ConAgra is one of the largest packaged food companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries, from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is the President of Nieto Advisory LLC, a consulting firm and is affiliated with Akoya Capital Partners.

OTHER PUBLIC BOARD MEMBERSHIPS:
•A past director of AutoZone, Inc. (until December 2019)

QUALIFICATIONS:
The Board nominated Mr. Nieto as a director because of his leadership experience and expertise in finance, operations, supply chains, brand management, marketing and strategic planning, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Nieto has leadership experience in positions of executive oversight and senior management at a global public company. He also has experience as a director on a global public company board, including serving on audit and governance committees.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Nieto’s nomination, the Board considered Mr. Nieto’s past service on the board of another public company. Mr. Nieto was renominated based on his qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2007
Age: 65
Committees: •Compensation •Finance

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Election of Directors (Proposal 1)

David G. Nord

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Nord served as Chief Executive Officer of Hubbell Incorporated (Hubbell), an international manufacturer of electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications, from May 2014 until his retirement in October 2020, and continues to serve as Executive Chairman. Prior to that, he served as President and Chief Executive Officer of Hubbell since January 2013.

Mr. Nord joined Hubbell in 2005 as Senior Vice President and Chief Financial Officer, and subsequently served as President and Chief Operating Officer from 2012 to 2013. Prior to joining Hubbell, Mr. Nord held various senior financial positions at United Technologies Corporation, including Vice President and Controller as well as Vice President of Finance and Chief Financial Officer of Hamilton Sundstrand Corporation, one of its principal subsidiaries.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Hubbell

QUALIFICATIONS:
The Board nominated Mr. Nord as a director because of his leadership experience, expertise in global operations and strong financial acumen, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Nord has past leadership experience as President and CEO of a global public company. He also has experience as a director on a global public company board.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Nord’s nomination, the Board considered Mr. Nord’s past role as CEO of another public company and current service on a public company board. Mr. Nord was nominated based on his qualifications listed above and his willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2018
Age: 63
Committees: •Audit (Chair) •Finance

Robert E. Sanchez

CURRENT PRINCIPAL OCCUPATION:
Mr. Sanchez currently serves as Chair and Chief Executive Officer of Ryder System, Inc. (Ryder).

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Sanchez was appointed Chair of Ryder’s Board in May 2013. He was appointed President and Chief Executive Officer in January 2013, at which time he was also elected to Ryder’s Board. Mr. Sanchez joined Ryder in 1993 and has served in positions of increasing responsibility, including a broad range of leadership positions in Ryder’s business segments. Mr. Sanchez served as President and Chief Operating Officer from February 2012 to December 2012. Prior to that position, he served as President of Global Fleet Management Solutions, Ryder’s largest business segment, from September 2010 to February 2012. Mr. Sanchez also served as Executive Vice President and Chief Financial Officer from October 2007 to September 2010; as Executive Vice President of Operations, U.S. Fleet Management Solutions from October 2005 to October 2007; and as Senior Vice President and Chief Information Officer from January 2003 to October 2005. Mr. Sanchez has been a member of Ryder’s Executive Leadership team since 2003.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Texas

OTHER RELEVANT EXPERIENCE:
•Member of the Board of Directors of the Truck Renting and Leasing Association

QUALIFICATIONS:
The Board nominated Mr. Sanchez as a director because of his leadership experience and expertise in transportation, supply chains/logistics, global operations, finance and information technology, which the Board finds to be valuable skills that complement the other skills represented on our Board. He has leadership experience based on years of broad-based, diverse senior management experience at Ryder, including serving as President and Chief Operating Officer, Division President of Ryder’s largest business segment, Chief Financial Officer and Chief Information Officer. He also has experience as a director on a global public company board, including having served as compensation committee chair.

Mr. Sanchez was renominated based on his qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2013
Age: 55
Board Chair

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Election of Directors (Proposal 1)

Abbie J. Smith

CURRENT PRINCIPAL OCCUPATION:
Ms. Smith serves as the Boris and Irene Stern Distinguished Service Professor of Accounting and James S. Ely, III Faculty Fellow at the University of Chicago Booth School of Business.

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Smith joined the faculty of the University of Chicago Booth School of Business in 1980 upon completion of her Ph.D. in Accounting at Cornell University. The primary focus of her research is corporate restructuring, transparency and corporate governance. She was nominated for a 2005 Smith Breeden Prize for her publication in The Journal of Finance and has received a Marvin Bower Fellowship from the Harvard Business School, a McKinsey Award for Excellence in Teaching and a GE Foundation Research Grant.

OTHER PUBLIC BOARD MEMBERSHIPS:
•HNI Corporation

OTHER RELEVANT EXPERIENCE:
•Trustee of Dimensional ETF Trust, DFA Investment Trust Co and Dimensional Emerging Markets Value Fund
•Dimensional Investment Group Inc.
•DFA Investment Dimensions Group Inc.
•Chicago-based UBS Funds

QUALIFICATIONS:
The Board nominated Ms. Smith as a director because of her leadership experience and expertise in business, accounting and corporate governance, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Ms. Smith has an accomplished educational background with extensive academic and teaching experience in business, accounting and corporate governance. She also has experience as a director on global public company boards, including serving as lead independent director and member of audit and governance committees.

Consistent with our policies and practices related to director service, in making a determination as to Ms. Smith’s nomination, the Board considered Ms. Smith’s current role as a professor of a distinguished university and service on other company boards. Ms. Smith was renominated based on her qualifications listed above, her valuable, significant contributions to the Board and Company and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2003
Age: 67
Committees: •Audit •Finance (Chair)

E. Follin Smith

DESCRIPTION OF BUSINESS EXPERIENCE:
Until May 2007, Ms. Smith served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc. (Constellation Energy Group), then the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003.

Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc. (Armstrong), the global leader in hard-surface flooring and ceilings. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors, including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.

OTHER PUBLIC BOARD MEMBERSHIPS:
•A past director of Kraft Foods Group (until July 2015)
•A past director of Discover Financial Services (until May 2014)

QUALIFICATIONS:
The Board nominated Ms. Smith as a director based on her leadership experience and expertise in finance, human resources, risk management, legal and information technology, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Ms. Smith has leadership experience serving as Chief Financial Officer and Chief Administrative Officer of global public companies. She also has experience as a director on other global public company boards, including serving on audit, governance and risk committees.

Consistent with our policies and practices related to director service, in making a determination as to Ms. Smith’s nomination, the Board considered Ms. Smith’s past experience as a CFO and service on other company boards. Ms. Smith was renominated based on her qualifications listed above, her valuable, significant contributions to the Board and Company and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2005
Age: 61
Committees: •Compensation (Chair) •Corporate Governance & Nominating

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Election of Directors (Proposal 1)

Dmitri L. Stockton

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Stockton most recently served as Senior Vice President and Special Advisor to the Chairman of General Electric Company (GE) from 2016 until his retirement in 2017. GE is a multinational industrial company that provides power and water, aviation, oil and gas, healthcare, appliances and lighting, energy management, transportation and financial services.

Mr. Stockton joined GE in 1987 and held various positions of increasing responsibility during his 30-year tenure. From 2011 to 2016, Mr. Stockton served as Chairman, President and Chief Executive Officer of GE Asset Management, a global asset management company affiliated with GE, and as Senior Vice President of GE. From 2008 to 2011, he served as President and Chief Executive Officer for GE Capital Global Banking and Senior Vice President of GE in London, UK. He previously also served as President and Chief Executive Officer for GE Consumer Finance for Central and Eastern Europe.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Deere & Company
•Stanley Black & Decker
•Target Corporation

OTHER RELEVANT EXPERIENCE:
•GE Asset Management Inc. (until 2016); GE RSP US Equity and GE RSP Income Fund (until 2016) and GE Elfun Funds (until 2016)

The Board nominated Mr. Stockton as a director because of his leadership experience and his expertise in risk management, governance, finance and asset management, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Stockton also has leadership experience in positions of executive oversight and senior management from his tenure at GE, as well as experience as a director on public company boards.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Stockton’s nomination, the Board considered Mr. Stockton’s current service on the Board of three other public companies. Mr. Stockton was nominated based on his qualifications listed above and his willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2018
Age: 56
Committees: •Compensation •Finance

Hansel E. Tookes, II

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Tookes served as President of Raytheon International (Raytheon) until he retired in December 2002.

Mr. Tookes joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000, Chairman in August 2000 and became President of Raytheon in May 2001. Prior to joining Raytheon, Mr. Tookes served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation, in 1980. Mr. Tookes was also a Lieutenant Commander and military pilot in the U.S. Navy and served as a commercial pilot with United Airlines.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Corning Incorporated
•Past director of NextEra Energy, Inc. (formerly FPL Group, Inc.) (until May 2020)
•Past director of Harris Corporation (until June 2019)

QUALIFICATIONS:
The Board nominated Mr. Tookes as a director because of his leadership experience and expertise in global operations, the transportation industry, the U.S. military and government contracting, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Tookes has leadership experience in positions of executive oversight and senior management at global public companies. He also has experience as a director on global public company boards, including serving as governance committee chair and member of audit, compensation, finance and executive committees.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Tookes’ nomination, the Board considered Mr. Tookes’ current service on the board of another public company. Mr. Tookes was renominated based on his qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2002
Age: 73
Committees: •Audit •Corporate Governance & Nominating

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Ratification of Independent Public Accounting Firm (Proposal 2)

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP for the year ending December 31, 2021. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since 2006.
In executing the responsibilities set forth in its charter, the Audit Committee engages in a thorough annual evaluation of the independent registered certified public accounting firm’s qualifications, performance and independence. In connection with the Audit Committee’s evaluation, management conducts its own evaluation and provides the results of its evaluation to the Audit Committee. Following completion of the Audit Committee’s evaluation, performance feedback is provided to the independent registered certified public accounting firm. The Audit Committee is also responsible for approving the services and audit fees associated with the retention of PricewaterhouseCoopers LLP.
In 2021, the Audit Committee rotated the Company’s lead engagement partner from PricewaterhouseCoopers LLP, pursuant to the rotation requirements of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee and its Chair were directly involved in the selection of the new lead engagement partner.
The Audit Committee and Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm is in the best interests of Ryder and its shareholders. In selecting PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for 2021, the Audit Committee considered a number of factors, including:
•the quality of PricewaterhouseCoopers LLP’s work product and performance;
•the professional qualifications of PricewaterhouseCoopers LLP, the lead engagement partner and other members of the audit team;
•PricewaterhouseCoopers LLP’s knowledge and experience with the Company’s business operations, accounting policies and industry;
•the results of the PCAOB review of PricewaterhouseCoopers LLP;
•PricewaterhouseCoopers LLP’s independence program and controls for maintaining independence;
•the appropriateness of PricewaterhouseCoopers LLP’s audit fees; and
•the results of the Audit Committee’s and management’s annual evaluation of PricewaterhouseCoopers LLP’s qualifications, performance and independence and the potential impact of selecting a different independent registered certified public accounting firm.

Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board believes that submitting the appointment to shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm, and if the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP will be present (virtually) at the 2021 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they desire to do so.
Fees and Services of Independent Registered Certified Public Accounting Firm
Fees billed for services by PricewaterhouseCoopers LLP for the 2020 and 2019 fiscal years were as follows ($ in millions):

	2020	2019
Audit Fees	$5.4	$6.4
Audit-Related Fees	0.3	0.3
Tax Fees(1)	0.1	0.3
All Other Fees	—	—
Total Fees	$5.8	$7.0
(1) All of the Tax Fees paid in 2020 and 2019 relate to tax compliance services.

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Ratification of Independent Public Accounting Firm (Proposal 2)
Audit Fees. Primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates and consultations relating to financial accounting or reporting standards.
Audit-Related Fees. Represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.
Tax Fees. Represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.
Approval Policy
All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statements audit) or pre-approved by the Audit Committee, in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy) and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm’s core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $1,000,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2020 were approved or pre-approved by the Audit Committee in accordance with the Approval Policy.
The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2021 fiscal year.

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Audit Committee Report

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our director independence standards and applicable rules of the SEC. The Committee operates under a written charter that specifies the Committee’s responsibilities. The full text of the Committee’s charter is available in the Investors area of our website at https://investors.ryder.com, on the Governance page. The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.
The Audit Committee oversees Ryder’s financial reporting process on behalf of the Board. Ryder’s management has the responsibility for preparing the consolidated financial statements, for establishing and maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. Ryder’s independent registered certified public accounting firm is responsible for performing an integrated audit of Ryder’s annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the PCAOB and expressing opinions on (1) whether the financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Ryder in conformity with accounting principles generally accepted in the United States and (2) whether Ryder maintained effective internal control over financial reporting based on criteria established in “Internal Control - Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of Ryder’s accounting principles and such other matters as are required to be discussed with the Committee by the applicable requirements of the PCAOB and the rules of the SEC. In addition, the Committee has discussed the independent registered certified public accounting firm’s independence from Company management and Ryder with the firm, reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the PCAOB regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the independent registered certified public accounting firm’s independence.
The Committee discussed with Ryder’s internal auditor and representatives of the independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and representatives of the independent registered certified public accounting firm, with and without management present, to discuss the results of their audits; their evaluations of Ryder’s internal control, including internal control over financial reporting; and the overall quality of Ryder’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of Ryder’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2020, filed by Ryder with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as Ryder’s independent registered certified public accounting firm for the 2021 fiscal year.
Submitted by the Audit Committee of the Board.

David G. Nord (Chair)	Tamara L. Lundgren	Robert A. Hagemann	Abbie J. Smith	Hansel E. Tookes, II

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Security Ownership of Officers and Directors

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table shows the number of shares of common stock beneficially owned as of February 26, 2021 (unless otherwise indicated in the footnotes to this table) by each director and executive officer named in the SCT, herein, individually, and by all directors and executive officers as a group, herein collectively. Unless otherwise indicated, the mailing address of everyone is c/o Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. The following information is based upon information provided to us or filed with the SEC by the shareholders. Biographical information for Ryder’s executive officers can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2021.

Name of Beneficial Owner	Total Shares Beneficially Owned(1)	Percent of Class(2)	Of the Total Shares Beneficially Owned, Shares Which May Be Acquired Within 60 days (3)
Robert E. Sanchez(4)(5)	795,084	1.4%	619,736
John J. Diez	115,686	*	92,614
Robert J. Eck(4)	32,559	*	23,159
Robert D. Fatovic(4)(5)	172,098	*	122,507
Robert A. Hagemann	18,591	*	16,191
Michael F. Hilton	20,687	*	20,687
Tamara L. Lundgren	15,375	*	10,636
Luis P. Nieto, Jr.	26,146	*	26,146
David G. Nord	16,231	*	14,231
Scott T. Parker	80,489	*	46,412
J. Steven Sensing	97,796	*	82,226
Abbie J. Smith(5)	58,721	*	41,280
E. Follin Smith	37,894	*	30,297
Dmitri L. Stockton	11,008	*	11,008
Hansel E. Tookes, II	48,018	*	44,018
Directors and Executive Officers as a Group (21 persons)(4)(5)	1,802,401	3.3%	1,402,825

*	Represents less than 1% of our outstanding common stock, based on the 53,949,297 shares outstanding of the Company’s common stock on February 26, 2021, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before April 26, 2021.

(1)	Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).

(2)	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

(3)	Includes total vested but unexercised options to purchase common stock held in the accounts of our executive officers as well as restricted stock units granted to our directors that will be delivered upon the director’s departure from the Board, which shares vest upon grant following a director’s first year of service on the Board.

(4)	Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Sanchez, 15,193 shares; Mr. Eck, 9,400 shares; Mr. Fatovic, 2,500 shares; and all directors and executive officers as a group, 29,760 shares.

(5)	Includes shares held in the accounts of executive officers pursuant to our 401(k) plan and deferred compensation plan and shares held in the accounts of directors pursuant to our deferred compensation plan as follows: Ms. A. Smith, 13,292 shares; Mr. Sanchez, 28,793 shares; and Mr. Fatovic, 20,390 shares; and all directors and executive officers as a group, 63,765 shares.

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Security Ownership of Certain Beneficial Owners

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class(5)
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,471,600	10.20%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	4,908,620	9.11%
FMR LLC(3) 245 Summer Street Boston, MA 02210	3,080,859	5.72%
Pzena Investment Management, LLC (4) 320 Park Avenue, 8th Floor New York, NY 10022	2,965,597	5.50%

(1)	Based on the most recent SEC filing by BlackRock, Inc. on Schedule 13G/A dated January 26, 2021. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 5,280,126; shared voting power 0; sole dispositive power 5,471,600; and shared dispositive power 0.
(2)	Based on the most recent SEC filing by The Vanguard Group, Inc. on Schedule 13G dated February 10, 2021. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 0; shared voting power 38,039; sole dispositive power 4,825,004; and shared dispositive power 83,616.
(3)	Based on the most recent SEC filing by FMR LLC on Schedule 13G dated February 8, 2021. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 129,610; shared voting power 0; sole dispositive power 3,080,859; and shared dispositive power 0.
(4)	Based on the most recent SEC filing by Pzena Investment Management, LLC on Schedule 13G dated February 2,2021. Of the total shares show, the nature of beneficial ownership is as follows: sole voting power 2,543,202; shared voting power 0; sole dispositive power 2,965,597; and shared dispositive power 0.
(5)	The ownership percentages set forth in this column are based on the 53,860,352 shares outstanding of the Company’s common stock on February 26, 2021, and the assumption that each person listed above owned the number of shares reflected above on such date.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis is intended to provide our shareholders with a clear understanding of our compensation philosophy and objectives, our compensation-setting process, our 2020 compensation program design and the earned awards for our named executive officers (NEOs). As discussed in Proposal 3 on page 59, we are conducting our annual advisory Say on Pay vote that requests your approval of the compensation of our NEOs. In deciding how to vote, we recommend that you review this Compensation Discussion and Analysis with particular focus on:
• Our compensation philosophy, which aims to align executive action with the long-term interests of shareholders;
• Our 2020 compensation program actions and pay-for-performance profile; and
• The design of our programs based on input from our shareholders.
In 2020, our NEOs were:

Robert E. Sanchez	Chair and Chief Executive Officer (CEO)
Scott T. Parker	Executive Vice President and Chief Financial Officer
J. Steven Sensing	President - Global Supply Chain Solutions and Dedicated Transportation Solutions
John J. Diez	President - Global Fleet Management Solutions
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary

Our compensation philosophy, background for 2020 compensation plans, results and other key information is presented as follows:
Compensation Philosophy and Objectives
Our primary goal is to design compensation programs that will attract, retain and motivate high-quality executives who possess diverse skills and talents. We believe these compensation programs, together with a workplace culture that drives engagement, accountability and innovation, best position Ryder to meet its strategic objectives and ultimately increase the value of our shareholders’ investment in the Company.

Our compensation program has three key goals:
▶	Attracting and Retaining Talent Offer an executive compensation program that delivers market competitive compensation and rewards performance.
▶
Encouraging Shareholder Alignment
Align the interests of our executives with our shareholders by tying a significant portion of executive compensation to Company performance through the use of complementary pay elements, including significant equity-based compensation.

•Balance the short- and long-term interests of our shareholders so that our executives are appropriately encouraged and rewarded for actions that are in the best interests of our Company as a whole and to drive collaboration.

•Provide incentives to executives that will promote long-term, sustainable, profitable growth with good returns on capital and thereby encourage appropriate risk-taking.
▶	Paying for Individual Performance Reward each named executive officer’s individual performance, contribution and value to Ryder.

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Compensation Discussion and Analysis
Environment for Establishing Compensation Objectives
In 2019, following a multi-year downturn in the used vehicle sales market that led to significant negative impacts on our depreciation expense and earnings, the Company modified its strategy to improve returns and increase free cash flow. As part of this strategy, management implemented several significant actions including increasing pricing in our lease product, reducing costs in vehicle maintenance and overhead spending, and making investments to increase used vehicle sales capacity.
Market conditions resulting from the COVID-19 pandemic proved challenging in 2020 with our commercial rental, supply chain automotive and used vehicles sales businesses being most directly impacted. As a result, we took significant actions to mitigate these impacts on comparable EBITDA, including lowering operating and overhead costs and reducing the size of our rental fleet. In the second half of 2020, we started to experience a steady recovery in the impacted areas of our business.
Despite the COVID-19-related challenges, management remained focused on our strategic initiatives to improve our long-term financial results. We made significant progress on our strategic and operational priorities and are on a path to improve our adjusted ROE. At the beginning of the year, management prioritized increasing our free cash flow by adopting a more disciplined approach to capital allocation intended to moderate growth in the capital intensive parts of our FMS business while increasing pricing in the ChoiceLease product and strategically managing expenses. In addition, management undertook many actions to drive free cash flow such as effectively managing idle assets by redeploying vehicles from rental to lease, increasing lease term extensions, redeploying early terminations to lease, and increasing sales of used vehicles. Our team demonstrated agility and remained focused on the things that they could control in a very difficult operating environment. We made considerable progress in executing our strategy and increased our free cash flow by $2.7 billion, from negative $1.1 billion in 2019 to positive $1.6 billion in 2020. This significant increase in our free cash flow allows us to continue returning cash to our shareholders in the form of dividends, pay down debt in order to bring our leverage into our target range, create the capacity to invest in acquisitions and new innovation initiatives, and, over time, improve our adjusted ROE to our target. Management effectively managed through the uncertainty of the pandemic while delivering solid operating results and providing necessary services and goods to customers. In addition, throughout 2020, our team was able to leverage the accelerating trends in areas such as e-commerce fulfillment and final-mile delivery of big-and-bulky goods by growing and improving returns in these strategically important new product lines. We also awarded nearly 30,000 of our frontline employees a special recognition bonus for their extraordinary efforts as essential workers during this pandemic, resulting in a one-time expense of approximately $28 million.
We believe progress on these initiatives positions us well for executing our long-term plans to drive profitable growth. The increase in our stock price during the year, from a low of $22.62 to a year-end price of $61.76, and our total shareholder return (TSR) of 20% for 2020, reflect investors’ confidence in our ability to execute on our strategy.
2020 Executive Compensation Program Structure
The 2020 compensation structure for our NEOs emphasizes “at-risk” compensation that is earned upon achievement of performance goals and significantly influenced by share performance. The actual compensation mix and value for each NEO may vary based on job responsibilities, market compensation for the position, an individual’s experience, past performance and contributions, compensation history, tenure, long-term potential and succession planning, and strategic needs.
The chart below illustrates the Company’s commitment to our pay for performance philosophy and shareholder alignment, showing that for 2020 approximately 86% of our CEO’s target total direct compensation was “at risk” with a heavy weighting on long-term performance goals. Because of this structure, the CEO’s overall realized pay level is heavily influenced by performance of the long-term growth and return measures in the LTIP and by stock performance.

CEO Target Direct Pay Mix 2020
Base Salary
14%
At Risk
Compensation
86%
Annual Cash
Incentive
20%
LTIP
66%

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Compensation Discussion and Analysis
The following chart illustrates the elements and design of Ryder’s executive compensation program in 2020.

2020
Base Salary
(14% of CEO target direct compensation)
+
2020
Annual Cash Incentive Awards
(20% of CEO target direct compensation)
50%
Free Cash Flow
35%
Comparable EBITDA
15%
Operating Revenue
+
2020 - 2022
Long Term Incentive Program
(66% of CEO target direct compensation)
60%
Performance-Based Restricted Stock Rights (PBRSRs)
(3-year fixed performance period)
40%
Restricted Stock Rights (TVRSRs)
50%
Comparable EBITDA Margin
25%
Adjusted Return on Equity
25%
Strategic Revenue Growth
Modifier: +/- up to 15% based on Relative TSR
=
Total Direct Compensation

The chart and the descriptions below further explain the components of our 2020 compensation program, how they align with our strategy and how the Compensation Committee (the “Committee“) determined compensation levels for 2020.

	Settled in	Target Established	Payout Linked to Strategy/Growth	Additional Information
Base Salary	Cash	•Set based on experience, market, performance, tenure, responsibility and succession potential	•Competitively set to recruit and retain top talent	•Reviewed annually based on market positioning and individual qualifications
Annual Cash Incentive	Cash	•Target value approved at the beginning of the year based on market data for each position
•Free cash flow improvement incentivizes positive cash flows. A significant shift from growth and investment in the lease and rental fleet, which had resulted in negative free cash flow in previous years
•Comparable EBITDA is a key annualized measure of operating performance and profitability
•Operating revenue reflects progress against strategic and operational goals

•Minimum performance threshold required for any payout
•Payouts range from 0-300% of target for free cash flow to incent significant improvement and 0-200% of target for comparable EBITDA and operating revenue to incentivize profitable growth

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Compensation Discussion and Analysis

Settled in		Target Established	Payout Linked to Strategy/Growth	Additional Information
Performance-based restricted stock rights (PBRSRs)	Stock	•Target grant value established at start of a three-year cycle •Based on market data, level of responsibility, succession potential and desired pay mix
•EBITDA margin is set to ensure operating profitability as we grow
•Adjusted ROE measures how effectively the Company manages returns and capital efficiency. It is also a metric on which our investors are focused and Ryder uses to communicate its strategic goal progress externally
•2020-2022 strategic revenue growth measures progress against long-term growth goals of the more profitable businesses
•TSR modifier of +/-15% measures stock performance against peer group

•Minimum performance threshold required for any payout
•Vest after three-year performance period
•Payouts range from 0-300% for EBITDA margin to properly incentive healthy returns and profitable growth and 0-200% for adjusted ROE and 2020-2022 strategic revenue growth to incentivize improved returns
•Settled in stock
•No positive modification if actual TSR is negative

Time-vested restricted stock rights (TVRSRs)	Stock	•Granted at start of a three-year cycle •Target grant amount based on market data, level of responsibility, and desired pay mix	•Provides link to shareholder experience	•Vest ratably over three years •Settled in stock
Suite of Compensation Metrics
In 2020, the Committee considered the suite of metrics in the incentive compensation program as a whole.

Based on the desire for significant direct shareholder alignment, the overall incentive compensation structure is heavily driven by outright three-year stock price performance (66% of CEO total target direct compensation is denominated in stock), three-year adjusted ROE (10% of total target direct compensation for the CEO) and a three-year relative stock price performance modifier (+/- 15% on PBRSRs).

Acknowledging that adjusted ROE and stock price will be inherently cyclical for Ryder, the Committee believes that additional metrics are appropriate to incent sustained ongoing performance increases in the pillars of adjusted ROE improvement. The following building blocks to drive successful strategy implementation were directly incented in the incentive structure, including:
–10% of target direct compensation tied to a significant increase in 2020 free cash flow, based on direct requests from our shareholders during our engagement efforts;
–7% of target direct compensation tied to annual comparable EBITDA performance. Sustained annual comparable EBITDA improvement is reflective of the Company’s operating profitability and is an important element of long-term ROE improvement;
–13% of target direct compensation (3% on operating revenue and 10% on three-year 2020-2022 strategic revenue growth) is based on revenue, in recognition that enhanced returns must be coupled with growth, moderated but positive at FMS, and increased at the higher margin, capital-light SCS business, in order to obtain the best shareholder outcomes; and
–20% of target direct compensation tied to 2020-2022 comparable EBITDA margin to incent only profitable three-year growth.

In 2021, the Committee plans to continue to develop its incentive structure with a focus on overall shareholder alignment and a suite of metrics intended to incentivize attainment of the adjusted ROE improvement pillars communicated to shareholders in 2020.

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Compensation Discussion and Analysis

	Metric	What the Metric is Intended to Motivate	% of CEO 2020 Total Target Direct Compensation

AIP	2020 Free Cash Flow	–enhanced focus on key 2020 strategic objective	10%
	2020 Comparable EBITDA	–2020 operating performance	7%
	2020 Operating Revenue	–2020 growth at moderating pace	3%

LTIP	Restricted Stock	–overall alignment with shareholders	26%
	2020 - 2022 Adjusted ROE	–important shareholder goal	10%
	2020 - 2022 Strategic Revenue Growth	–returns and growth tied to long-term shareholder value creation	10%
	2020 - 2022 EBITDA Margin	–maintenance of profit margins as we grow	20%

		Incentive Compensation	86%
		Base Salary	14%
		CEO Total Target Direct Compensation	100%
Base Salary
Base salary is the sole fixed component of an executive’s total direct compensation. In determining base salary, the Committee considers the factors listed above on page 33 without assigning any specific weighting to any individual factor.
In 2020, Mr. Sanchez received a base salary increase of approximately 5%. Mr. Sensing and Mr. Diez received base salary increases of approximately 14% and 9%, respectively, due to changes in their responsibilities. Mr. Parker received a base salary increase of approximately 4%. Mr. Fatovic received a base salary increase of approximately 3%.
Subsequently, however, due to the negative impact of the COVID-19 pandemic on the Company and its employees in certain areas, the Committee reduced salaries for the CEO and the NEOs by 30% and 15%, respectively, for the period April 16, 2020 through June 30, 2020. As a result, these employees did not receive the full amount of the increases originally approved at the beginning of the year.
2020 AIP Awards, Targets and Results
2020 AIP Metrics
Our 2020 annual cash incentive awards were designed to reflect both Company and individual performance. In structuring our annual cash incentive awards, in February 2020, the Committee set target payout opportunities for each executive. For 2020, the target AIP payout opportunity for each of our NEOs was as follows: 150% of base salary for Mr. Sanchez; 100% of base salary for Messrs. Parker, Sensing and Diez; and 80% of base salary for Mr. Fatovic. Earned awards can range from 0% to 300% of target for the free cash flow metric and 0% to 200% of target for the comparable EBITDA and operating revenue metrics. The reduction in the base salaries for the NEOs due to the pandemic negatively impacted the AIP target for each of the NEOs. For example, Mr. Sanchez’s target AIP payout was reduced by $85,746.
Consistent with direct input from shareholders, the Company intensified its strategic focus during 2020 on increasing returns and enhancing free cash flow. The Committee carefully reviewed the performance metrics and targets and determined to make certain changes to improve the effectiveness of the compensation plans to align with this 2020 focus. Following market conditions of late 2019 and to drive the outcomes that shareholders had articulated, the Committee introduced a one-time free cash flow metric, with a maximum potential payout of 300%, to incent focus on creating positive cash flows in 2020, with a requirement of a $1.45 billion year-over-year improvement to attain maximum payout. Free cash flow is expected to allow us to pay down debt in order to bring our leverage into our target range, continue to pay our dividend, create capacity to invest in future acquisitions and new innovation initiatives and, over time, improve our adjusted ROE to our target. The free cash flow metric with a 300% maximum payout was intended as a one-time element to focus management on the significant effort required to improve cash flow by $1.45 billion from 2019 to 2020. Including the free cash flow improvement target, for 2020 only, the maximum payout opportunity under the combined AIP was 250%. The AIP plan is expected to return to more normalized goals and payout levels in 2021.
The Committee also replaced the comparable EPS metric with comparable EBITDA (weighted at 35% of the AIP). The inclusion of comparable EBITDA in the suite of compensation metrics is intended to create a metric more reflective of the Company’s operating profitability. While the market prices for used vehicles continues to impact compensation heavily (via the LTIP payouts), the Committee determined that a metric more closely aligned with improved operating performance was valuable in the collective suite of incentive compensation metrics and determined that the best place for this metric was in the annual incentive plan. The Committee retained operating revenue with a weighting of 15% of target AIP payout to incentivize growth, but at more moderate levels, consistent with the new strategy. These three metrics served as the 2020 AIP financial performance metrics for all NEOs. The Committee’s intention was to set targets which incentivized a shift in focus from higher lease growth to modestly lower lease growth, higher free cash flow generation and stronger supply chain growth and which reflected the expected economic

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Compensation Discussion and Analysis
environment and the elements of the business over which management has more direct control. The Committee established 2020 free cash flow, comparable EBITDA and operating revenue targets consistent with or higher than our results in 2019, based on the Company’s 2020 internal business plan.

AIP Metric Definitions
operating revenue (a non-GAAP financial measure)
is defined as total revenue excluding any (1) fuel and (2) subcontracted transportation, as well as (3) revenue from our ChoiceLease liability insurance program which was discontinued in early 2020. We exclude fuel and subcontracted transportation because revenues for these items may be volatile without having any material impact on earnings. The operating revenue used by the Committee is consistent with the operating revenue reported in Ryder press releases and public presentations. Operating revenue is intended to measure progress towards strategic and operational goals.

comparable EBITDA (a non-GAAP financial measure)
is defined as earnings from continuing operations, net of tax, first adjusted to exclude the following items, all from continuing operations: (x) non-operating pension costs and (y) any other items that are not representative of our ongoing business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods and are described under comparable earnings measures in our SEC filings) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) losses from used vehicle fair value adjustments and (5) amortization. Comparable EBITDA incentivizes management to optimize operations whether the economic cycle is negative or positive. It is also more reflective of the Company’s operating profitability. While the market prices for used vehicles continues to impact compensation heavily (via the LTIP payouts), the Committee determined that a metric more closely aligned with improved operating performance was valuable in the collective suite of incentive compensation metrics and determined that the best place for this metric was in the annual incentive plan.

free cash flow (a non-GAAP financial measure)
is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities, less (5) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations.

Free Cash Flow. Consistent with the priorities of our shareholders, we successfully achieved positive free cash flow of over $1.6 billion, a year-over-year improvement of $2.7 billion, due to our concerted actions as well as a slower economic environment. Management undertook many actions to drive positive free cash flow, including slowing lease fleet growth, effectively managing idle assets by redeploying vehicles from rental to lease, increasing lease term extensions, redeploying early terminations to lease, and increasing sales of used vehicles. These results are particularly notable as we had negative free cash flow of $1.1 billion in 2019 and negative free cash flow in seven of the last ten years. While the counter-cyclical impact of the COVID-19 pandemic also improved free cash flow, the actions taken by management would have led to the achievement of the 2020 AIP free cash flow targets. The COVID-19-related reduction in capital spending is estimated to have driven 2020 free cash flow from the maximum payout of $350 million free cash flow to the actual result of $1.6 billion. The Committee believes that the one-time free cash flow metric appropriately incentivized management to achieve the goal of significant improvement in free cash flow. The Committee intends to return to more normalized payout levels in 2021.

Comparable EBITDA and Operating Revenue. Despite the significant headwinds from the pandemic with respect to declining commercial rental demand and contractual sales activity across the businesses, management was able mitigate a large part of the COVID-19 impact on our business through carefully managed expenses and cost reductions. We were able to achieve 127% payout under our comparable EBITDA target, despite the impacts of the COVID-19 pandemic, due to better performance in supply chain and lease as well as significant cost reductions. However, we did not achieve target operating revenue, with 86% payout under our operating revenue target due to lower revenue across all segments year over year, primarily due to impacts from the COVID-19 pandemic on our commercial rental and supply chain automotive business.

2020 Annual Cash Incentive Awards
During fiscal 2020, management delivered on aggressive financial targets that were put into place prior to any visibility into the impacts of the COVID-19 pandemic. Ryder strengthened its financial position, ending the year with a cash balance of $151 million and additional available liquidity of $1.4 billion, while continuing to pay its dividend. The increase of our share price from a low of $22.62 to $61.76 at year-end 2020, along with TSR of 20% over the year, demonstrate that our shareholders have confidence in the progress that we are making toward our long-term strategy objectives. Our 2020 AIP metric results are presented below.

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Compensation Discussion and Analysis

Performance Metric (in millions)	2019 Results	2020 Threshold (50% Payout)		2020 Target (100% Payout)		2020 Maximum(2)		Weight	2020 Results		2020 Payout (% of target)
Free Cash Flow (1)	$(1,077)	$(350)		$—		$350		50%	$1,587		300%
Comparable EBITDA (1)	$2,243	$1,925	(3)	$2,265	(3)	$2,378	(3)	35%	$2,258	(3)	127%	(3)
Operating Revenue (1)	$7,189	$6,505		$7,228		$7,589		15%	$7,024		86%
Earned Payout (weighted)											207%
(1) Free cash flow, comparable EBITDA and operating revenue are non-GAAP financial measures. For a reconciliation of net cash provided by operating activities to free cash flow, net earnings from continuing operations to comparable EBITDA and total revenue to operating revenue, as well as the reasons why these measures are useful to shareholders, refer to the “Non-GAAP and Segment Financial Measures” on pages 55-62 of our Form 10-K for the year ended December 31, 2020. Comparable EBITDA has been recast to exclude gains/losses from the sale of used vehicles.
(2) Maximum payout opportunity of 200% for comparable EBITDA and operating revenue and 300% for free cash flow.
(3) Subsequent to the establishment of the 2020 comparable EBITDA targets, we revised our comparable EBITDA definition to exclude gains/losses from the sale of used vehicles and recast our comparable EBITDA results to reflect this revision. The 2020 comparable EBITDA original targets were not recast to reflect this change. Achievement of payout was measured using the original definition of comparable EBITDA which included gains/losses from the sale of used vehicles and was higher than the 2020 results described above by approximately $38 million.

2020 AIP Earned Amounts for NEOs. The Committee reviews the initial payout calculation for each NEO, using the methodology described above. The Committee then has the discretion to adjust the NEO’s payout upwards or downwards. In determining whether to make any adjustments, the Committee considers the following factors: overall realized pay relative to performance and our goal of furthering the Company’s strategic initiatives; internal leadership; business development and achievement of other business goals; risk management; talent development; sustainability/corporate responsibility goals; financial management; and legal, risk management, regulatory, and compliance results. The AIP does not include an individual performance component.

The Committee determined to pay 2020 annual cash incentive awards consistent with our payout results above for each NEO and did not further adjust any awards based on individual performance once the payout was calculated. The following chart sets forth the earned 2020 annual cash incentive award for each of our NEOs:

Name	Target 2020 Award ($)*	Actual 2020 Payout ($)	% of Target
Robert E. Sanchez	1,290,703	2,676,674	207%
Scott T. Parker	581,311	1,205,530	207%
J. Steven Sensing	587,596	1,218,562	207%
John J. Diez	605,533	1,255,760	207%
Robert D. Fatovic	397,617	824,582	207%
*Amounts reflect salary reductions due to COVID that impacted target bonus opportunity.
2018-2020 LTIP Payouts
Our 2018 long-term incentive awards comprised TVRSRs (10%), options (30%) and PBRSRs (60%). PBRSRs granted to NEOs in 2018 could be earned based on adjusted ROC spread (50%) and 2018-2020 strategic revenue growth (50%). We also included a TSR modifier that adjusts PBRSR payouts, either upward or downward, to reflect our performance against a custom peer group as further described below.

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Compensation Discussion and Analysis

LTIP Performance Metric Calculation Methodology
adjusted ROC spread (a non-GAAP financial measure)	is calculated by taking the difference between adjusted ROC and the weighted average cost of capital. The Company’s adjusted ROC is defined as the Company’s net (after-tax) earnings from continuing operations, excluding restructuring and other items (which are the same items adjusted from comparable earnings as disclosed in our SEC filings) and interest expense, divided by the sum of the Company’s average annual total capital, in the final year of the three-year performance period, comprised of: (i) debt and (ii) shareholders’ equity. In early 2018, the Committee established a target adjusted ROC spread which required significant improvement by 2020. The Committee also established an adjusted ROC spread threshold which must be attained before any payout is made and an adjusted ROC spread above which no increases in payout would result (maximum spread). The Committee took into account the Company’s business plan when setting the three-year target. The three-year target is intended to be consistent with the Company’s publicly disclosed three-year target. If the Company’s adjusted ROC spread falls above threshold and between the measuring points, the adjusted ROC spread accrual percentage will be determined proportionally between the measuring points. The Committee believes that using adjusted ROC spread as one of our LTIP performance metrics ensures that management maintains appropriate focus on capital efficiency and improving returns on shareholders’ investment across all of the Company’s business segments.
2018-2020 strategic revenue growth
includes contractual revenue from all business lines, transactional maintenance and all new product revenue. The Company’s 2018-2020 strategic revenue growth measures the compounded annual growth rate (“CAGR") of certain revenue that is foundational to the Company’s long-term profitable growth strategy. The Company’s 2018-2020 strategic revenue CAGR is determined by the Committee at the end of the performance period against a maximum 2018-2020 strategic revenue CAGR, target 2018-2020 strategic revenue CAGR and a threshold 2018-2020 strategic CAGR. If the Company’s 2018-2020 CAGR falls above threshold and between the measuring points, the 2018-2020 CAGR accrual percentage for the performance period will be determined proportionally between the measuring points. The Company believes that the 2018-2020 CAGR target is a rigorous measure of sustained strategic revenue growth.

TSR
is defined as the total shareholder return, which metric is determined based on the Company’s TSR relative to the TSR of the companies in our custom peer group. TSR is calculated for Ryder and each peer company based on the percentage change in Ryder’s stock price from the average closing price of the last ten trading days prior to the beginning of the relevant performance period to the average of the last ten trading days prior to the end of the relevant performance period, assuming reinvestment of dividends. The custom peer group for 2018 consists of 26 companies plus Ryder: the 13 companies in Ryder’s 2018 Industry Peer Group plus 13 additional, related companies that operate in the markets in which we compete, and that are viewed as competitors for capital by investors. At the end of the three-year performance period, the companies in the custom peer group will be sorted by TSR performance, and the 25th, 50th and 75th percentiles of the custom peer group are calculated. Ryder’s TSR performance is compared to the TSR of the companies in the custom peer group. The number of accrued PBRSRs will then be adjusted up or down by a percentage based on the TSR relative percentile rank as shown below; provided, however, that (i) in no event will the TSR modifier adjustment result in payout of more than 200% of the target PBRSRs and (ii) even if the Company’s TSR rank is above the 50th percentile, no positive TSR modifier will be applied if the Company’s absolute TSR is negative.

For the 2018-2020 grants, 50% of the PBRSRs could be earned based on each of adjusted ROC spread and 2018-2020 strategic revenue growth, as described below:
▶	a threshold level, below which no award will be earned;
▶	a target level, at which 100% of the award will be earned; and
▶	a maximum level, at which 200% of the award will be earned.
Awards are earned proportionately between threshold and target performance levels and between target and maximum performance levels. For adjusted ROC spread, in 2018, the Committee established a target adjusted ROC spread for 2020 that required significant improvement by the end of the three-year performance period. With respect to 2018-2020 strategic revenue growth, the target is based on a target compounded growth rate over the three-year performance period.

The amount of PBRSRs earned is modified, positively or negatively, up to a maximum of 15% based on TSR performance for the performance period, as described further in this proxy.
At the beginning of each three-year performance period, the Committee set performance targets intended to be attainable but challenging, taking into account the expected economic conditions in markets that we wish to grow and then-prevailing interest rates and costs for equity.
2018-2020 LTIP Award Period Results
The three-year performance period for our 2018 long-term incentive awards ended on December 31, 2020, and the Committee assessed our performance in the first quarter of 2021. The following table summarizes performance for the PBRSRs for the 2018-2020 completed performance period. LTIP payouts were significantly impacted by used vehicle price declines in the

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Compensation Discussion and Analysis
2018-2020 period. We lowered significantly our residual value estimates for our entire power fleet in 2019 and again in 2020 due to the unprecedented and prolonged deterioration of used vehicle market conditions and the impacts of the COVID-19 pandemic. These reductions in earnings negatively impacted our adjusted ROC spread payout. In connection with earnings decreases, our stock price declined and the value of shares delivered for PBRSRs and TVRSRs declined by 17% during the performance period. Finally, options granted in 2018 were underwater at the conclusion of the three-year performance period. The TSR modifier was negatively impacted by the decline in stock price over the performance period.

CEO PBRSR Award
Adjusted ROC Spread (50% PBRSRs)	Payout Range		Adjusted ROC Spread Target (bps) Performance Range	2020 Adjusted ROC Spread Results(1)	Accrual Percentage	% of Award Delivered	Weight in Plan	Total Plan Value at 12/31
2020 Calendar Year	Threshold	0%	0	-290 bps	0%
	Target	100%	75
	Maximum	200%	150
Strategic Revenue Growth (50% PBRSRs)	Payout Range		Strategic Revenue Growth three- year CAGR	CAGR Results(1)	Accrual Percentage
Jan 2018 - Dec 2020	Threshold	25%	2%	6%	135%
	Target	100%	5%
	Maximum	200%	8%
TSR Modifier (+/- 15%)	Modifier Range	Ryder Relative TSR Percentile Rank to Peer Companies		Quartile	Modifier Adjustment
Jan 2018 - Dec 2020	15%	At and above 75th percentile		4th Quartile	-15%
	5%	At and between 50th and 75th percentile
	-5%	Between 50th and 25th percentile
	-15%	Below 25th percentile
Blended PBRSR Payout
– % of PBRSRs delivered						57%
– % of PBRSR grant value in dollars reflecting 17% stock price decrease from $74.72 on grant date to $61.76 at December 31, 2020						47%	0.6	28%
TVRSR
– Granted at $74.72; value of $61.76 at December 31, 2020						83%	0.1	8%
Options						0%	0.3	0%
LTIP Value at End of Performance Period(2)								37%

(1) Adjusted to pre-lease accounting standard.
(2) The stock price on the February 21, 2018 grant date was $74.72. The target value of the PBRSR was $2,460,000, the option value was $1,230,000, and the TVRSR value was $410,000. The stock price at the end of the three-year performance period on December 31, 2020 was $61.76. Using this value, the PBRSRs earned were valued at approximately $1,166,617 or 28% of the total 2018 target LTIP value. The options were underwater at year-end and TVRSRs were valued at $338,887 or 8% of total target value. Overall LTIP value was 37% of the target 2018-2020 LTIP Award. During this period there were no discretionary adjustments or other one-time, special, retention grants by the Committee to the CEO.

In 2020, the overall LTIP payout value was 37% of the 2018-2020 LTIP Award when taking into account performance achievement and stock price at the end of the performance period, with the impacts of used vehicle prices weighing heavily on LTIP metrics, share valuation, and relative TSR.
2020 LTIP Grants
In 2020, following a prolonged multi-year downturn in the used vehicle sales market that significantly impacted our earnings, the Company modified its strategy to improve returns. This strategy required that management implement several significant actions, such as increasing pricing in our ChoiceLease product, reducing costs in vehicle maintenance and overhead spending, and making investments to increase used vehicle sales capacity. Consistent with the strategy to improve returns, the Company also implemented a revised approach to capital allocation, which moderated growth in the capital intensive parts of our FMS business while accelerating growth in our higher return and asset-light supply chain and dedicated businesses. These strategic initiatives are intended to improve returns over the medium- and long-term, and to generate positive and higher free cash flow over an economic cycle, while the Company continues to leverage growth from outsourcing trends, albeit at a more moderate pace. Although creating short-term headwinds from lower growth, this strategy is expected to better prepare the Company to deliver

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Compensation Discussion and Analysis
improved returns in 2021 and beyond. As a result, the Committee revised its performance metrics and targets to align with the strategy, as discussed below. Consistent with the approach to utilize a suite of metrics, the cash flow turnaround objective was addressed in the annual incentive plan, while the LTIP emphasized direct linkage to the shareholder experience as well as profitable three-year growth.
In 2020, the Committee considered a variety of factors in establishing the LTIP target value for each individual, including overall compensation relative to peers and market benchmarks, the NEO’s role, responsibilities and performance, the NEO’s long-term potential, and retention risk. The 2020 LTIP target values for each of our NEOs, and the allocation between PBRSRs and TVRSRs, are as follows:

NEO	2020 LTIP Target Value ($)	PBRSRs (1) ($)	TVRSRs (2) ($)
Robert E. Sanchez	4,400,000	2,639,977	1,759,972
Scott T. Parker	2,100,000	1,259,968	839,979
J. Steven Sensing	1,200,000	719,976	479,971
John J. Diez	1,350,000	809,988	539,992
Robert D. Fatovic	850,000	509,962	339,975

(1)	The number of PBRSRs granted in 2020 for each of the NEOs is as follows: Mr. Sanchez, 68,660 shares; Mr. Parker, 32,769 shares; Mr. Sensing, 18,725 shares; Mr. Diez, 21,066 shares; and Mr. Fatovic 13,263 shares.
(2)	The number of TVRSRs granted in 2020 for each of the NEOs (excluding Mr. Sensing’s retention award described on page 43) is as follows: Mr. Sanchez, 45,773 shares; Mr. Parker, 21,846 shares; Mr. Sensing, 12,483 shares; Mr. Diez, 14,044 shares; and Mr. Fatovic, 8,842 shares.
The LTIP target awards were granted in the form of 60% PBRSRs and 40% TVRSRs.

PBRSRs. PBRSRs granted in 2020 vest at the end of a three-year performance period and are earned based on the following performance metrics: (i) from 0% to 300% of target, based on EBITDA margin (50% weighting), which measures attainment of a three-year EBITDA margin target; and (ii) from 0% to 200% of target, based on adjusted ROE and 2020-2022 strategic revenue growth (25% weighting each), which measures attainment of a three-year average adjusted ROE target; and, for 2020-2022 strategic revenue growth, a three-year CAGR by 2022. All three goals were set at the beginning of the three-year period and achievement will be measured at the end of the three-year period. In addition, the LTIP includes a TSR modifier that will impact the PBRSR payouts by up to 15%, positively or negatively, depending on Ryder’s TSR relative to the TSR of a custom peer group, as described below. Even if Ryder’s relative TSR is above the median, no positive TSR modifier will be applied if Ryder's absolute TSR is negative. In addition, the TSR modifier cannot increase the total payout of PBRSRs beyond 250%. The Committee has the discretion to adjust the results for these metrics to ensure that they properly reflect the achievement of participants in our LTIP during the performance period and are not impacted, positively or negatively, by factors that may be unanticipated, non-recurring, or non-operational in nature.

TVRSRs. TVRSRs under the LTIP vest in three equal, annual installments, subject to the NEO’s continued employment, and are denominated and settled in stock. Dividend equivalents accrue on PBRSRs and TVRSRs during the vesting period and are only paid upon vesting.

The Committee believes that this LTIP design creates significant direct shareholder linkage. The 40% TVRSRs have a direct link to the share price, and the PBRSRs are denominated in stock. The adjusted ROE metric directly incents improving returns on shareholders’ equity and the relative TSR modifier further links payouts to relative stock price. The other PBRSR performance metrics of EBITDA margin and 2020-2022 strategic revenue growth incent the profitable growth which we believe is necessary to drive increasing shareholder value over time.

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Compensation Discussion and Analysis

PBRSR Performance Metric Calculation Methodology
adjusted comparable EBITDA margin percent (EBITDA margin) (a non-GAAP financial measure)
is calculated by dividing comparable EBITDA (defined on page 36) by the operating revenue (defined on page 36). The Company’s EBITDA margin will be weighted based on each segment’s operating revenue contribution to the Company’s overall operating revenue at the start of the performance period. This calculation accounts for changes in business segment mix over the performance period, due to the fact that EBITDA margin is appropriately different by business segment. Hence, this business unit mix adjustment incents each business unit to maintain or improve its margin as it grows. The EBITDA margin is calculated at the end of each calendar year and averaged at the end of the three-year performance period. If the Company’s EBITDA margin is above the threshold and between the measuring points, the EBITDA margin accrual percentage will be determined proportionally between the measuring points. The Company’s three-year EBITDA margin is determined by the Committee at the end of the performance period against a maximum, a target, and a threshold three-year EBITDA margin. The Committee believes that using EBITDA margin as one of our LTIP performance metrics ensures that management maintains appropriate focus on maintaining profitability as we grow.

2020-2022 strategic revenue growth
measures the CAGR of certain revenue that is foundational to the Company’s long-term profitable growth strategy. The calculation of 2020-2022 strategic revenue growth includes contractual revenue from all business lines, transactional maintenance and all new product revenue but excludes FMS revenue from FMS Canada and Europe as our strategy does not include growth in those markets. The Company’s 2020-2022 strategic revenue CAGR is determined by the Committee at the end of the performance period against a maximum, target, and a threshold three-year strategic revenue CAGR. The Committee takes into account the Company’s business plan when setting the three-year target. If the Company’s 2022-2022 CAGR is above threshold and between the measuring points, the 2020-2022 CAGR accrual percentage for the performance period will be determined proportionally between the measuring points. The Company believes that the 2020-2022 CAGR target is a rigorous measure of sustained strategic revenue growth.

adjusted ROE (a non-GAAP financial measure)
means the adjusted return on equity, which is calculated by dividing the Company’s "adjusted net earnings" by our “adjusted average shareholders’ equity" (each as defined below). The Company’s adjusted net earnings is defined as net earnings from continuing operations, adjusted to exclude after-tax impact from other items that are not representative of our ongoing business operations, which may include costs related to the potential restructuring actions of international operations. Adjusted average shareholders’ equity means the Company’s average shareholders’ equity, adjusted to exclude the impact from any other items that are not representative of our ongoing business operations, which may include costs related to the potential restructuring actions of international operations. The adjusted ROE will be calculated at the end of each calendar year and averaged during the performance period. The Company’s three-year adjusted ROE is determined by the Committee at the end of the performance period against a maximum, a target, and a threshold three-year adjusted ROE. The Committee takes into account the Company’s business plan when setting the three-year target. If the Company’s three-year adjusted ROE falls above threshold and between the measuring points, the three-year adjusted ROE accrual percentage for the performance period will be determined proportionally between the measuring points. While adjusted ROE in any three-year period is highly unpredictable due to used vehicle cycles, the Committee believes a direct link to this key shareholder metric is appropriate.

TSR	has the meaning ascribed to it above on page 38.

Ryder TSR Relative Percentile Rank to Peer Companies	TSR Modifier
At and above 75th percentile	+15%
At and between 50th and 75th percentile	+5%
Between 50th and 25th percentile	-5%
Below 25th percentile	-15%
Peer Group
The Committee references two groups of companies when establishing executive compensation: the Compensation Peer Group and the relative TSR group.
•The Compensation Peer Group is a group of 13 companies who are in similar industries. The pay of the NEOs at these companies serves as a reference point for determining target pay levels for our NEOs.
•The relative TSR group includes the Compensation Peer Group plus a number of companies who are too large to serve as compensation peers for our NEOs, but whose stock price performance is very relevant as a benchmark for our stock price performance, as these companies operate in the markets in which we compete and are viewed as competitors for capital by investors.

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Compensation Discussion and Analysis

2020 Relative TSR Group
Compensation Peer Group		Additional Performance Peer Companies
1.	Avis Budget Group, Inc.	1.	Amerco (U-Haul)
2.	C. H. Robinson Worldwide, Inc.	2.	Arc Best Corporation (Arkansas Best Corporation)
3.	CSX Corporation	3.	FEDEX Corporation
4.	Expeditors International of Washington, Inc.	4.	Forward Air Corporation
5.	GATX Corporation	5.	Navistar International Corp.
6.	Hertz Global Holdings, Inc.	6.	PACCAR International
7.	Hub Group, Inc.	7.	Rush Enterprises, Inc.
8.	J.B. Hunt Transport Services Inc.	8.	Saia, Inc.
9.	Knight-Swift Transportation Holdings Inc.	9.	Trinity Industries, Inc.
10.	Landstar System, Inc.	10.	Triton International
11.	Old Dominion Freight Line, Inc.	11.	United Parcel Service Inc.
12.	United Rentals, Inc.	12.	Universal Logistics Holdings, Inc.
13.	XPO Logistics, Inc.	13.	Werner Enterprises, Inc.
2020 Realized Pay and Alignment on Pay for Performance
Our executive compensation program is designed so that most of the total compensation granted to our Chair and CEO, Mr. Sanchez, consists of “at-risk” compensation, with direct links to shareholder experience (via stock denominated awards, adjusted ROE metric and relative TSR modifier) and with performance metrics to incent attainment of our revenue growth, operating performance and cash flow performance targets.
The Committee believes that Mr. Sanchez’s realized pay is useful information in understanding the alignment between his realized pay, his total target direct compensation, our Company performance, and shareholder returns. The chart below shows Mr. Sanchez’s realized pay and total target direct compensation for 2020, as compared to his pay in the SCT and the Company’s TSR. In total, Mr. Sanchez’s realized incentive pay was 72% of his 2020 target incentive compensation and 77% of his total compensation. The Committee believes this outcome is appropriate in light of 2020 performance and 20% shareholder return.

	2020 Total Target Compensation	2020 Realized Pay	% of Value Attained
Incentive Compensation	$ in 000s
–AIP	$1,376	$2,677	194%	(1)
–LTIP	$4,400	$1,505	34%	(2)
Total Incentive Compensation	$5,776	$4,182	72%

–Salary	$918	$860	94%	(3)
–Other	$353	$353
Total Compensation	$7,047	$5,395

(1)	Realized AIP of 194% is below the 207% plan payout due to the impact of Mr. Sanchez's lower than target salary.
(2)
LTIP payout is 34% of the 2020 LTIP target (and 37% of the 2018 LTIP target). The approach used to calculate 2020 realized pay in the chart above differs from the SEC required table (2020 Option Exercises and Stock Vested) value of $844,000, which does not relate to value of concluding 2018-2020 LTIP, but rather shows options actually exercised in 2020 and Feb 2020 vesting of the 2017-2019 LTIP PBRSRs, 1/3 of the 2018 restricted stock grant and 1/3 of the 2019 restricted stock grant.

(3)	Salary reduced from April 16th, 2020 to June 30th, 2020, due to the impact of the COVID-19 pandemic.
The chart below compares Mr. Sanchez's 2020 total target compensation and 2020 realized pay to the SCT on page 48.

Mr. Sanchez’s compensation, as reported in the SCT, herein, is not reflective of his realized pay in any given year. The divergence arises because his compensation, as reported in the SCT, herein, reflects the fair value of equity awards at the time of grant in accordance with accounting guidance (as described in the SCT). The SCT does not reflect the value realized from the vesting of equity grants related to 2020.

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Compensation Discussion and Analysis

Year	Salary ($)	Stock Awards (1) ($)	Options (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total Pay ($)
2020 - SCT	$860,281	$4,299,705	$—	$2,676,674	$150,916	$201,950	$8,189,526
2020 - Target	$917,633	$4,400,000	$—	$1,376,450	$150,916	$201,950	$7,046,949
2020 - Realized	$860,281	$1,505,504	$—	$2,676,674	$150,916	$201,950	$5,395,325

(1)	The amounts in the SCT stock awards are based on the grant date fair value in accordance with applicable accounting guidance and consequently may not reflect the target stock award amount or the actual value that the NEO will recognize. Realized stock value represents time-vested stock vested and performance-based stock attained in 2020 related to the 2018 grant, at Ryder’s stock price as of the end of the performance period on December 31, 2020.
(2)	Options were not granted in 2020. Options granted in 2018 were underwater at December 31, 2020.
(3)	All Other Compensation for 2020 includes employer contributions to the 401(k) Plan and Deferred Compensation Plan, premiums paid under the Supplemental Long-Term Disability Insurance Plan, premiums for executive life insurance, employer match on the Matching Gifts to Education Program, perquisites, and dividend equivalents paid. All Other Compensation is presented for Target and Realized Pay in recognition of the value of the compensation components outside of the AIP and LTIP.
As demonstrated above, Mr. Sanchez’s realized pay was significantly lower than his total target compensation, as well as his SCT compensation for 2020. Ryder TSR was 20% for 2020.
The discussion and table above are not intended to be a replacement or substitute for the SCT which is located on page 48, but rather provide a perspective that the Committee considered on the relationship between Mr. Sanchez’s total target compensation and SCT compensation, realized pay and Company performance.
Additional 2020 Compensation Actions
On October 1, 2020, the Committee approved a one-time grant to Mr. Sensing in recognition of his leadership in the SCS segment which is the business area with highest returns. Mr. Sensing was appointed as President of SCS in March 2015 and, during his tenure, he grew SCS total revenue by approximately 12% and earnings before tax by approximately 11%. The Company’s long-term profitable growth strategy is more heavily weighted on accelerating the growth of this business. Furthermore, the effects of the pandemic are accelerating trends towards e-commerce fulfillment, final-mile delivery of big-and-bulky goods, and on-shoring and near-shoring of manufacturing and supply chain operations. We believe this presents a compelling opportunity for transportation and logistics outsourcing to the Company and that retaining Mr. Sensing’s leadership and skill set is critical to help us capitalize on this supply chain trend. The grant was in the form of 23,730 TVRSRs (valued at $1,000,000), all of which vest on October 1, 2023, subject to Mr. Sensing’s continued employment with the Company through the vesting date. The Committee approves one-time grants sparingly and does not expect one-time equity awards to be a recurring portion of Mr. Sensing’s compensation.
Executive Compensation Governance Practices
Our executive compensation practices are intended to support the needs of our business, drive performance, and ensure alignment with the short- and long-term interests of our shareholders.

What We Do
✓	Directly link pay with company performance - 86% of the CEO’s total target direct compensation is at risk
✓	Use of negative discretion to align appropriate payouts to Company and individual performance
✓	Use double-trigger change of control provisions for awards
✓	Provide competitive severance and change in control amounts to ensure that NEOs act in the best interest of shareholders, rather than avoiding transactions that could result in termination of employment
✓	Use three-year performance periods and targets for long-term performance metrics
✓	Engage an independent compensation consultant
✓	Regularly benchmark executive compensation against an appropriate peer group
✓	Maintain robust stock ownership requirements
✓	Subject performance-based incentive awards and severance payments to clawback policy
✓	Grant majority of pay in performance-based compensation which is not guaranteed
✓	Engage in a robust target-setting process for incentive metrics
✓	Provide for caps for incentive compensation

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Compensation Discussion and Analysis

What We Don’t Do
✗	Provide employment agreements
✗	Provide tax gross ups related to a change of control
✗	Provide excessive perquisites
✗	Reprice underwater stock options without shareholder approval
✗	Grant equity awards below 100% of fair market value or grant options at a discount
✗	Pay dividends or dividend equivalents on unvested PBRSRs or TVRSRs
✗	Permit hedging transactions
✗	Permit pledging activity or use of margin accounts by executives or directors
Other Compensation Information
Compensation Setting Process. The Committee is responsible for making determinations about our executive compensation programs and practices. The Committee’s independent compensation consultant, along with management, assist the Committee in making these determinations. Below is an explanation of: (1) the key roles and responsibilities of each group in setting executive compensation; (2) the executive evaluation process; (3) how competitive market data is integrated into the decision-making process; and (4) how shareholder feedback is evaluated.
Role of the Compensation Committee. The Committee is responsible for reviewing and approving, or recommending that the Board approve, all components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Committee. The Committee reviews and recommends the compensation of our CEO to the independent Board members for approval. After considering the CEO’s assessment and recommendation for each NEO, the Committee determines and approves the compensation of all other NEOs.
Role of the Independent Compensation Consultant. The Committee has retained Frederic W. Cook as its independent consultant. Frederic W. Cook reports directly to the Committee and provides advice about our compensation program and design, including views on current compensation trends, best practices and peer comparisons. Frederic W. Cook also works with the Committee on a regular basis to provide recommendations and insights on how to make our executive compensation practices and structure more effective. During 2020, Frederic W. Cook supported the Committee in evaluating enterprise and related risk associated with our executive compensation components and plans, as discussed under “Compensation Risks” on page 47, and provided advice regarding director compensation. A consultant from Frederic W. Cook attended all of the Committee meetings in person or by telephone in 2020 and participated in independent director sessions with no management present.
The Committee undertakes an annual review of whether Frederic W. Cook’s work as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (1) the provision of other services to the Company by Frederic W. Cook; (2) the amount of fees from the Company paid to Frederic W. Cook as a percentage of Frederic W. Cook’s total revenue; (3) Frederic W. Cook’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of Frederic W. Cook’s compensation advisers with an executive officer of the Company or any member of the Committee; and (5) any stock of the Company owned by Frederic W. Cook’s compensation advisers. Considering this information, the Committee confirmed that Frederic W. Cook does no other work for the Company and determined that Frederic W. Cook is independent and that its work for Ryder has not raised any conflict of interest.
Role of Management. Our CEO, Chief Human Resources Officer, Vice President-Compensation and Benefits, and Vice President and Deputy General Counsel recommend agendas, develop written background and supporting materials for review at Committee meetings, and attend Committee meetings at the Committee’s request. They also provide information regarding, and make recommendations about, designs for and changes to our executive compensation programs. Our CEO provides an assessment of each NEO’s performance and recommends compensation actions for NEOs other than himself.
Evaluating Performance. Annually, our CEO provides the Committee with his performance assessment and compensation recommendations for each NEO other than himself. The performance assessment includes strengths, areas for development and succession potential and is based on individual performance evaluations conducted by the CEO. Our CEO also reviews each NEO’s compensation history and current market compensation data.
At the end of each year, the independent directors begin to conduct a performance review of the CEO. The CEO first provides the independent directors with a self-evaluation relative to his individual goals and objectives. After the directors have reviewed these materials, each independent director completes a comprehensive evaluation questionnaire relating to the CEO’s performance. This questionnaire is prepared by the Governance Committee, which is responsible for developing and overseeing the process by which the CEO is evaluated. In addition to evaluating the CEO’s performance with respect to his individual goals and objectives, the questionnaire focuses on the CEO’s performance in developing and executing the Company’s strategic initiatives, leadership

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Compensation Discussion and Analysis
of the Company and the Board, relations with stakeholders (including shareholders, customers and employees), and succession planning/talent development.
At the February Committee meeting, the Committee discusses the results of the CEO’s performance review in executive session with only the independent directors in attendance and formulates its recommendations regarding CEO compensation. At the February Board meeting, in executive session without the CEO present, the independent directors evaluate and discuss the CEO’s performance and determine his compensation based on the results of his performance evaluation and the recommendations of the Committee in consultation with the Committee’s compensation consultant. The Lead Independent Director and Chair of the Compensation Committee then provide feedback to the CEO on his performance.
Use of Benchmarking. Our Committee compares our executive compensation program to that of our peers to help analyze our executive compensation structure, determine the levels of compensation for our executives, and review our program’s effectiveness in attracting and retaining talent.
In evaluating each element of our executive compensation program, the Committee uses benchmark comparisons to peer groups and, particularly when appropriate peer group data is unavailable, to general industry survey data. While there are no public companies that provide the same mix of services as Ryder, the Committee references as one source of input an Industry Compensation Peer Group of 13 companies, each operating in similar industries and in a similar size range and competing with Ryder for executive talent. The Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of other companies comprising any particular peer group or survey. The Committee does consider the median compensation of similar executives at the peer companies, both for each compensation component and the total compensation package, as a reference in making compensation decisions.
The Industry Compensation Peer Group for 2020 is comprised of:

1.	Avis Budget Group, Inc.	8.	J.B. Hunt Transport Services Inc.
2.	C. H. Robinson Worldwide, Inc.	9.	Knight-Swift Transportation Holdings Inc.
3.	CSX Corporation	10.	Landstar System, Inc.
4.	Expeditors International of Washington, Inc.	11.	Old Dominion Freight Line, Inc.
5.	GATX Corporation	12.	United Rentals, Inc.
6.	Hertz Global Holdings, Inc.	13.	XPO Logistics, Inc.
7.	Hub Group, Inc.
Shareholder Feedback. The feedback we receive from shareholders through our annual shareholder outreach program and our advisory votes on executive compensation (“say-on-pay”) enhances our understanding of our shareholders’ views. Our Board and senior management remain committed to open and transparent communication and engagement with our shareholders and take all feedback into consideration when evaluating our compensation program design.
We have ongoing conversations with many of our largest shareholders. As an ongoing practice, each year we reach out to at least our top 25 shareholders representing over 50% of shares outstanding to solicit feedback on various topics, including corporate governance practices and executive compensation, among others. During our 2020 engagement, shareholders expressed support for our compensation program. In addition to ongoing conversations and formal annual engagement, the Committee also considers the voting outcome of our say-on-pay proposals each year. Over the last two years, our say-on-pay proposals received over 88% support from our shareholders. The Committee believes the 2020 voting results reflect our shareholders’ support of our overall executive compensation program. The Committee values the opinions of our shareholders and will continue to consider shareholder feedback and the outcomes of future say-on-pay votes when designing compensation programs and making compensation decisions for our NEOs. We currently hold a say-on-pay vote every year.

RETIREMENT AND WELFARE BENEFITS AND PERQUISITES
Retirement Benefits. The Company maintains a qualified pension plan and a pension benefit restoration plan (pension restoration plan) in which any NEO who had joined the Company prior to January 1, 2007 was able to participate. These plans were frozen for all participants as of December 31, 2007. Based on their age and tenure with Ryder, Mr. Sanchez, Mr. Sensing, Mr. Diez and Mr. Fatovic did not meet the eligibility requirements to continue accruing benefits under the pension and pension restoration plans, and, as such, their pension benefits were frozen. Mr. Parker was hired after January 1, 2007 and, therefore, was not eligible to participate in the pension or pension restoration plans.
All NEOs who are employed with the Company are eligible to participate in the Company-wide 401(k) savings plan and deferred compensation plan. The retirement and deferred compensation plans are described under the headings “Pension Benefits” and “2020 Nonqualified Deferred Compensation” beginning on page 51 of this proxy statement.

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Compensation Discussion and Analysis
Health and Welfare Benefits. During 2020, our NEOs were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage; Company-paid short- and long-term disability insurance; and paid vacation and holidays. In addition, the NEOs received the following additional welfare benefits which are not available to all salaried employees: (1) executive term life insurance coverage equal to three times the executive’s current base salary (limited to an aggregate of $3 million in life insurance coverage under the policy) in lieu of the standard Company-paid term life insurance; and (2) individual supplemental long-term disability insurance, which provides up to approximately $20,000 per month (subject to age, earnings, health and state of residence limitations) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are consistent with benefits provided to other similarly-situated executives.
Perquisites. We provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. Annually, the Committee reviews the types and aggregate values of Ryder’s perquisite program. Annually, we provide the following perquisites to all of our NEOs:
•$9,600 per year as an annual car allowance; and
•$6,800 per year ($11,800 for our CEO) intended (but not required) to be used to pay for community, business or social activities that may be related to the performance of the executive’s duties, but which are not otherwise eligible for reimbursement as direct business expenses.
All perquisites are fully taxable to the NEOs and are not subject to any tax gross-ups.

SEVERANCE AND CHANGE OF CONTROL
All of our NEOs who are currently employed with the Company are eligible for certain severance benefits under individual severance agreements. These arrangements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” on page 53 of this proxy statement. Severance arrangements are intended to ensure that NEOs will act in the best interests of the shareholders rather than avoiding transactions that could result in termination of employment. These arrangements also include certain restrictive covenants designed to prevent our NEOs from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period.
The change of control arrangements are included in the severance agreements and are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction.

NEO STOCK OWNERSHIP REQUIREMENTS
We encourage significant stock ownership by our NEOs to align the interests of our leadership team with those of our shareholders. We established stock ownership guidelines that require each NEO to own Ryder equity at least equal in value to a multiple of such NEO’s salary within five years of appointment, as follows:

CEO	6x
Other NEOs	3x
Currently, each NEO meets these stock ownership requirements.

PROHIBITIONS ON HEDGING AND PLEDGING
Ryder considers it improper and inappropriate for any Board member, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. Ryder’s Insider Trading Policy prohibits Board members, executive officers and employees from engaging in hedging or monetization transactions, including zero-cost collars and forward sale contracts. In addition, directors and executives are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

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Compensation Discussion and Analysis and Compensation Committee Report on Executive Compensation

RECOUPMENT POLICY
The Board of Directors has adopted a Recoupment Policy pursuant to which the Committee may seek the recoupment or forfeiture of any incentive compensation paid or awarded to the Company’s current or former officers who engaged in fraud or other misconduct resulting in a material restatement of the Company’s financial results. In addition, under the terms of each NEO’s severance agreement, the Company has the right to require that a participating officer repay the full value of any previously received severance payment under several scenarios, including if the Company subsequently discovers that the participant: (i) committed fraud, misappropriation, or embezzlement against the Company or any of its subsidiaries and/or affiliates; (ii) was convicted of or pled guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude or dishonesty; or (iii) committed material violations of the Company’s Principles of Business Conduct or any analogous code of ethics or similar policy.

TAX IMPLICATIONS
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to the company’s “covered employees,” which include our named executives. Prior to 2018, this limit did not apply to compensation that qualified as “performance-based”, and the Committee historically designed certain performance awards in a manner intended to qualify for that exception. The Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that qualifies for transition relief). While the Committee continues to consider the deductibility of compensation, the primary goals of our executive compensation programs are to attract, incentivize and retain key employees and align pay with performance, and the Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

COMPENSATION RISKS
Frederic W. Cook was engaged by the Committee to assist with the assessment of risk arising from the Company’s compensation programs and policies. Frederic W. Cook’s assessment covered each material element of the executive compensation programs, and the Company also performed a risk assessment of the Company’s non-executive plans as part of its enterprise risk management program, which is overseen by the Board. Based on these assessments, the Company concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on Ryder. The assessments took into account that our compensation opportunities are generally measured by a variety of time horizons to balance our near-term and long-term strategic goals, encouraging a focus on sustained, holistic company performance, and that our programs also incorporate risk mitigation policies such as caps on maximum payouts and clawback policies.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee of the Board.

E. Follin Smith (Chair)	Robert J. Eck	Michael F. Hilton	Luis P. Nieto, Jr.	Dmitri L. Stockton

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Executive Compensation

EXECUTIVE COMPENSATION
The following tables set forth information with respect to compensation for our NEOs.
A detailed description of the plans and programs under which our NEOs received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 31 of this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary ($)	Stock Awards(1) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)		Total ($)
Robert E. Sanchez	Chair and Chief Executive Officer	2020	860,281	4,299,705		—		2,676,674	150,916	201,950		8,189,526
		2019	870,468	3,897,431		860,002		501,247	196,915	278,788		6,604,851
		2018	820,080	3,558,155		1,230,369		1,595,259	—	190,013		7,393,876
Scott T. Parker(5)	Executive Vice President and Chief Financial Officer	2020	581,251	2,052,104		—		1,205,530	—	98,540		3,937,425
		2019	422,538	4,300,014	(6)	499,997	(6)	449,627	—	202,857		5,875,033
J. Steven Sensing	President, Global Supply Chain Solutions and Dedicated Transportation Solutions	2020	587,501	2,172,590		—		1,218,562	59,680	102,266		4,140,599
		2019	528,600	864,381		189,999		413,291	76,282	106,908		2,179,461
		2018	461,300	807,045		285,089		572,427	—	81,756		2,207,617
John J. Diez	President, Global Fleet Management Solutions	2020	605,470	1,319,223		—		1,255,760	34,566	102,124		3,317,143
		2019	536,933	1,864,352		189,999		419,825	42,625	85,735	(7)	3,139,469
		2018	461,300	807,045		285,089		572,427	—	80,181		2,206,042
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary	2020	496,969	830,574		—		824,582	127,602	89,248		2,368,975
		2019	496,583	773,444		169,995		310,606	167,260	100,743		2,018,631

(1)
Awards granted in 2020
All 2020 TVRSRs and PBRSRs awards are represented in the “Stock Awards” column at grant date fair value. These values were determined in accordance with FASB ASC Topic 718. 2020 TVRSRs vest based on continued service ratably over the three-year period (except Mr. Sensing’s $1,000,000 retention award which cliff vests in 2023). 2020 PBRSRs are earned based 50% on Ryder’s EBITDA margin measured using a three-year average, 25% based on Ryder’s adjusted ROE based on a three-year average, and 25% based on Ryder’s 2020-2022 strategic revenue growth based on a three-year CAGR by 2022. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2020 PBRSRs can be earned from 0-250% and are represented in the column based on target performance. The following table presents the grant date fair value of the 2020 PBRSRs at the target and maximum levels of performance:

Name	2020 PBRSRs Target ($)	2020 PBRSRs Maximum ($)
Robert E. Sanchez	2,539,733	6,349,334
Scott T. Parker	1,212,125	3,030,331
J. Steven Sensing	692,637	1,731,612
John J. Diez	779,231	1,948,116
Robert D. Fatovic	490,599	1,226,478

Calculation
As discussed above, the amounts in this column are based on grant date fair value in accordance with applicable accounting guidance and consequently may not reflect the actual value that the NEO will recognize. For information regarding the assumptions made in calculating the amounts reflected in this column and the maximum payout for the award, see note 17 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2020. Dividend equivalents accrue on all grants of PBRSRs and TVRSRs and will be paid only on those that vest.

(2)	Option awards consist of stock options granted pursuant to our LTIP as described beginning on page 37 of this proxy statement under the “Compensation Discussion and Analysis” section, except for Mr. Parker, whose awards represent his inducement grant. The grant date fair value of option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that the NEO will recognize. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 17 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. No option awards were granted in 2020.
(3)	The amounts in this column include an estimate of the change in the actuarial present value of the accrued pension benefits (under both our pension and pension restoration plans) for the NEO for the respective year. Assumptions used to calculate these amounts are described under “Pension Benefits” beginning on page 51. No NEO realized above-market or preferential earnings on deferred compensation.
(4)	All Other Compensation for 2020 includes the following payments or accruals for each NEO:

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	Year	Employer Contributions to the 401(k) Plan(a) ($)	Employer Contributions to the Deferred Compensation Plan(a) ($)	Premiums Paid Under the Supplemental Long-Term Disability Insurance Plan ($)	Premiums Paid for Executive Life Insurance ($)	Charitable Awards Programs(b) ($)	Perquisites(c) ($)	Severance-Related Payments	Dividends Equivalents Paid
Robert E. Sanchez	2020	15,675	59,209	11,507	1,469	10,000	21,400	—	82,690
Scott T. Parker	2020	—	11,550	10,614	986	—	16,400	—	58,990
J. Steven Sensing	2020	15,675	39,369	10,804	993	—	16,400	—	19,025
John J. Diez	2020	15,675	40,716	9,284	1,024	—	16,400	—	19,025
Robert D. Fatovic	2020	15,675	28,742	10,554	845	—	16,400	—	17,032
(a)As described under “Pension Benefits,” our NEOs are not accruing benefits under our pension plan and instead receive employer contributions into their 401(k) and deferred compensation accounts. Starting in 2016, a portion of the employer contribution to the 401(k) and deferred compensation plans will be made in a lump sum after the end of the calendar year to which the contribution relates. The amounts presented above paid into the 401(k) Savings Plan and the Deferred Compensation Plan reflect amounts contributed by the Company during the calendar year reported.
(b)Mr. Sanchez is eligible to participate, as a member of our Board, in our Matching Gifts to Education Program which, for members of our Board, is limited to a maximum benefit of $10,000 per year. See “Director Compensation“ on page 57. All other NEOs are eligible to participate in our Matching Gifts to Education Program, which is available to all employees and limited to a maximum benefit of $1,000 per year.
(c)Includes a car allowance and annual perquisite allowance. The value in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive.

(5)	Mr. Parker’s employment with the Company commenced on April 5, 2019.
(6)	Mr. Parker received stock and option awards totaling $4.8 million as a one-time equity inducement grant in connection with the commencement of his employment, the full value of which was intended to compensate him for equity compensation forfeited when leaving his former employer.
(7)	Reflects updated value for Employer Contributions to 401(k) Plan of $1,096 not previously reported.

2020 GRANTS OF PLAN-BASED AWARDS
The following table reflects the three types of plan-based awards granted to our NEOs in 2020 under the 2019 Equity and Incentive Compensation Plan (the “Equity Plan”). For each NEO, the first row represents the range of payouts under the 2020 annual cash incentive awards (ACIAs), the second row represents the range of shares of common stock to be issued upon vesting of the PBRSRs granted as part of our 2020 LTIP that can be earned if performance measures are attained, and the third row represents time-vested restricted stock granted as part of our 2020 LTIP. No stock options were granted as part of our 2020 LTIP.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Sanchez	ACIA		645,352	1,290,703	3,226,759
	PBRSR	2/18/20				21,884	68,660	171,650		2,539,733
	TVRSR	2/18/20							45,773	1,759,972
Scott T. Parker	ACIA		290,656	581,311	1,453,279
	PBRSR	2/18/20				10,443	32,769	81,923		1,212,125
	TVRSR	2/18/20							21,846	839,979
J. Steven Sensing	ACIA		293,798	587,596	1,468,989
	PBRSR	2/18/20				5,967	18,725	46,813		692,637
	TVRSR	2/18/20							12,483	479,971
	TVRSR	10/1/20							23,730	999,982
John J. Diez	ACIA		302,766	605,533	1,513,832
	PBRSR	2/18/20				6,714	21,066	52,666		779,231
	TVRSR	2/18/20							14,044	539,992
Robert D. Fatovic	ACIA		198,809	397,617	994,043
	PBRSR	2/18/20				4,226	13,263	33,157		490,599
	TVRSR	2/18/20							8,842	339,975

(1)	For the ACIAs, the amounts reflect the range of potential payouts at threshold, target or maximum payout levels based on Company performance. The Committee has discretion to adjust amounts based on individual performance but in no event to exceed the maximum payout amount. The Committee did not exercise such discretion in determining the earned 2020 ACIAs for our NEOs. 2020 ACIAs as earned by our NEOs are discussed in further detail under the heading “2020 AIP Earned Amounts for NEOs” on page 37 of the Compensation Discussion and Analysis.
(2)
These columns reflect the number of potential PBRSRs that can be earned under our 2020 LTIP at threshold, target and maximum performance if performance measures are ultimately attained. 2020 PBRSRs are earned based 50% on Ryder’s EBITDA margin measured using a three-year average EBITDA margin, 25% based on Ryder’s adjusted ROE based on a three-year average and 25% based on Ryder’s 2020-2022 strategic revenue growth based on a three-year CAGR by 2022. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2020 PBRSRs can be earned from 0-250%. See further discussion under the heading “2020 LTIP Grants” on page 39 of the Compensation Discussion and Analysis.

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(3)	Represents TVRSRs granted under our 2020 LTIP. The TVRSRs for all of the NEOs vest in three equal annual installments beginning on February 8, 2020 (except for Mr. Sensing’s $1,000,000 retention award which cliff vests on October 1, 2023). For a more detailed description of our TVRSR granting policies, see the sections entitled “2020 LTIP Grants” on page 39 of the Compensation Discussion and Analysis.
(4)	The grant date fair value of the stock and option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 17 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2020.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2020

Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Robert E. Sanchez	89,325	—		58.21	02/07/2023
	93,415	—		71.43	02/06/2024
	83,425	—		93.51	02/11/2025
	122,935	—		55.32	02/09/2026
	104,390	—		76.49	02/09/2027	18,888	(4)	1,166,523	1,829	(5)	112,959
	51,605	25,802	(2)	74.72	02/21/2028	—		—	26,242	(6)	1,620,706
	24,420	48,839	(3)	57.92	02/08/2029	—		—	210,625	(7)	13,008,200
Scott T. Parker	15,133	22,700	(8)	64.73	04/05/2029	—		—	39,858	(8)	2,461,630
									100,524	(7)	6,208,362
J. Steven Sensing	2,490	—		71.43	02/06/2024
	11,920	—		93.51	02/11/2025
	14,900	—		55.32	02/09/2026
	24,190	—		76.49	02/09/2027	4,376	(4)	270,262	424	(5)	26,186
	11,957	5,979	(2)	74.72	02/21/2028	—		—	5,796	(6)	357,961
	5,395	10,790	(3)	57.92	02/08/2029	—		—	81,172	(7)	5,013,183
John J. Diez	2,573	—		58.21	02/07/2023
	6,695	—		71.43	02/06/2024
	13,000	—		93.51	02/11/2025
	17,430	—		55.32	02/09/2026
	24,190	—		76.49	02/09/2027	4,376	(4)	270,262	424	(5)	26,186
	11,957	5,979	(2)	74.72	02/21/2028	—		—	21,504	(6)	1,328,087
	5,395	10,790	(3)	57.92	02/08/2029	—		—	64,624	(7)	3,991,178
Robert D. Fatovic	16,005	—		58.21	02/07/2023
	16,280	—		71.43	02/06/2024
	17,335	—		93.51	02/11/2025
	25,545	—		55.32	02/09/2026
	21,640	—		76.49	02/09/2027	3,915	(4)	241,790	379	(5)	23,407
	10,699	5,349	(2)	74.72	02/21/2028	—		—	5,186	(6)	320,287
	4,827	9,654	(3)	57.92	02/08/2029	—		—	40,684	(7)	2,512,644
(1)Based on a stock price of $61.76, which was the closing price of our common stock on December 31, 2020.
(2)These stock options vested on February 21, 2021.
(3)These stock options vest in two equal annual installments on February 8, 2021 and February 8, 2022.
(4)Represents PBRSRs that were granted in February 2018 and have been earned for the three-year performance period ending December 31, 2020, and were paid after Committee approval in the first quarter of 2021. 2018 PBRSRs were earned based 50% on Ryder’s adjusted ROC spread measured using the final year’s (2020) spread and 50% based on Ryder’s 2018-2020 strategic revenue growth target based on Ryder’s three-year compound average growth rate over the three-year performance period. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2018 PBRSRs were earned from 0-200% and are represented in the column based on payout performance.
(5)Represents TVRSRs that were granted in February 2018 and vested in February 2021.
(6)Includes PBRSRs that were granted in February 2019 and will vest based on performance and contingent upon continued service through the three-year performance period. 2019 PBRSRs are earned based 50% on Ryder’s adjusted ROC spread measured using the final year’s (2021) spread and 50% based

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on Ryder’s strategic revenue growth based on Ryder’s three-year compound average growth rate over the three-year performance period. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2019 PBRSRs can be earned from 0-200%, and are represented in the column based on payout performance. Also includes TVRSRs that were granted in February 2019 and will vest in three annual installments on February 2020, 2021 and 2022.
(7)Represents PBRSRs that were granted in February 2020 and will vest based on performance and contingent upon continued service through the three-year performance period. 2020 PBRSRs are earned 50% based on EBITDA margin measured using a three-year average over the three-year performance period, 25% based on Ryder’s adjusted ROE measured using a three-year average over the three-year performance period, and 25% based on Ryder’s 2020-2022 strategic revenue growth target based on Ryder’s three-year compound average growth rate over the three-year performance period. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2020 PBRSRs can be earned from 0-250%, and are represented in the column based on payout performance. Also includes TVRSRs that were granted in February 2020 and will vest in three annual installments on February 2021, 2022 and 2023 (except Mr. Sensing’s $1,000,000 retention award which cliff vests in October 2023).
(8)These stock options and stock awards represent an inducement grant awarded upon commencement of employment, which vested 40% on April 5, 2020, and will vest 30% on both April 5, 2021 and April 5, 2022.

2020 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Name	(#)	($)	(#)	($)
Robert E. Sanchez	—	—	17,208	844,306
Scott T. Parker	—	—	26,572	609,296
J. Steven Sensing	—	—	3,931	192,825
John J. Diez	—	—	3,931	192,825
Robert D. Fatovic	—	—	3,519	172,613

(1)	These columns reflect restricted stock and PBRSRs previously awarded to the NEOs that vested during 2020.
(2)	Of these amounts, shares were withheld by Ryder to cover tax withholding obligations, as follows: Mr. Sanchez, 4,519 shares; Mr. Parker, 10,456 shares; Mr. Sensing, 1,629 shares; Mr. Diez, 1,627 shares; and Mr. Fatovic, 945 shares.
(3)	Calculated based on the closing market price of Ryder common stock on the vesting date.

PENSION BENEFITS
We maintain a legacy Retirement Plan (pension plan) and Benefit Restoration Plan (pension restoration plan) for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants other than those who were eligible to continue to participate (based on age and tenure) and elected to do so. As a result, for those employees who were not eligible, or did not elect, to continue to participate, benefits ceased accruing under the defined benefit plans after December 31, 2007. All retirement benefits earned and accrued as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the pension or pension restoration plans. Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the pension plan were automatically transitioned to an enhanced 401(k) plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Effective December 31, 2020, the pension and pension restoration plans were frozen for all plan participants who were eligible to continue to participate effective December 31, 2007 (based on age and tenure) and elected to do so, except pursuant to certain collective bargaining agreements.

The 401(k) plan provides that all salaried employees hired or rehired prior to January 1, 2016 will receive: (1) a Company contribution equal to 3% of eligible pay, subject to a vesting schedule; and (2) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. Employees hired or rehired on or after January 1, 2016 will receive a 50% Company match of employee contributions of up to 6% of eligible pay, subject to IRS limits. Our deferred compensation plan provides for Company contributions in excess of the applicable IRS limitations under the 401(k) plan. Employees eligible for Ryder contribution enhancements in the 401(k) plan are also eligible for the enhancements in the deferred compensation plan provided they meet the eligibility requirements under the deferred compensation plan.
Based on their age and tenure with Ryder, Mr. Sanchez, Mr. Sensing, Mr. Diez and Mr. Fatovic did not meet the eligibility requirements to continue accruing benefits under the pension and pension restoration plans, and, as such, their pension benefits were frozen and each is now entitled to the enhanced benefits under the 401(k) plan and deferred compensation plans. Mr. Parker was hired after January 1, 2007 and, therefore, was not eligible to participate in the pension or pension restoration plans.
Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45% of the first $15,600 of total

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compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, annual cash incentive award, overtime, vacation and commission.
Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. If a participant is over age 55 and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age 62. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age 45 or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.
The pension restoration plan pays those pension plan participants whose benefits are reduced due to IRS maximum annual limitations on benefits under pension plans an amount equaling the additional amount of benefit the participant would be entitled to receive under the pension plan without such limitation.
The following table sets forth the present value of the accumulated benefits for the NEOs assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled “Employee Benefit Plans” in Note 18 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2020. None of our NEOs received any payments under the pension plans in 2020.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Robert E. Sanchez	Retirement Plan (Frozen)	28	567,895
	Benefit Restoration Plan (Frozen)	28	528,788
Scott T. Parker	Retirement Plan (Not eligible)	N/A	—
	Benefit Restoration Plan (Not eligible)	N/A	—
J. Steven Sensing	Retirement Plan (Frozen)	28	389,087
	Benefit Restoration Plan (Frozen)	28	12,056
John J. Diez	Retirement Plan (Frozen)	19	194,415
	Benefit Restoration Plan (Frozen)	19	10,373
Robert D. Fatovic	Retirement Plan (Frozen)	26	497,751
	Benefit Restoration Plan (Frozen)	26	446,314

2020 NONQUALIFIED DEFERRED COMPENSATION
We maintain a deferred compensation plan for certain employees, including our NEOs, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual cash incentive award only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee. The compensation may be deferred until the earlier to occur of a fixed date or separation of employment, and is payable in a lump sum or in installments for a period ranging from two to fifteen years, as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. As described above under “Pension Benefits”, in 2020, Mr. Sanchez, Mr. Sensing, Mr. Diez and Mr. Fatovic were not eligible to continue accruing benefits under the pension and pension restoration plans and Mr. Parker was never eligible to accrue benefits under such plans. Where IRS limitations prevented the Company from making a match on savings in the 401(k) plan at the same percentage that other employees receive, the Company deposited a match into such NEOs deferred compensation account. A description of these benefits is included under “Pension Benefits” above. None of our NEOs received any distributions under the deferred compensation plan in 2020.

	Executive Contributions in Last Fiscal Year	Employer Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End
Name	($)	($)	($)	($)
Robert E. Sanchez	68,077	59,209	894,316	5,666,430
Scott T. Parker	34,875	11,550	10,144	56,569
J. Steven Sensing	47,000	39,369	63,806	1,258,067
John J. Diez	83,965	40,716	125,855	599,966
Robert D. Fatovic	29,818	28,742	482,168	3,313,130

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(1)	The amounts reflected in this column were reported as compensation to the NEOs in our Summary Compensation Table for 2020.
(2)	Aggregate earnings on deferred compensation included in this column were not reported as compensation to the NEOs in our Summary Compensation Table for 2020 because no NEO received above market or preferential earnings on deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The severance benefits for executive leadership team members, including each of the NEOs, are provided under individual severance agreements. The severance benefits for all other officers are provided under Ryder’s Executive Severance Plan.
Voluntary Termination and Termination for Cause
In the event an NEO voluntarily terminates his employment with us, or is terminated for cause (as defined below), the NEO will not be entitled to receive any severance payments under the terms of his severance agreement. The NEO will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination only, all unvested equity awards will be canceled and the NEO will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause only, all equity awards, vested and unvested, will be canceled.
Termination for Death, Disability or Retirement
Cash and Benefits. In the event an NEO retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading “Pension Benefits”. In the event of death, the NEO’s beneficiaries would receive benefits under the executive life insurance policies we maintain on his behalf. These benefits are equal to three times the NEO’s current base salary up to an aggregate of $3.0 million. In addition, welfare benefits (health, dental, vision and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $2,074 to $2,336, depending on the NEO’s coverage and number of covered family members. In the event of disability, the NEO would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Retirement and Welfare Benefits and Perquisites” in the Compensation Discussion and Analysis). Upon death or disability, the NEO (or his beneficiary) would also be entitled to a pro-rata payment under our annual cash incentive award program.
Stock Options. Upon death or retirement, all vested stock options will remain exercisable for the remainder of the term of the option and all unvested stock options will be canceled. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option and all unvested stock options will continue to vest for a period of three years following disability. As of December 31, 2020, the intrinsic value associated with the stock options that will continue to vest upon disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 31, 2020) is as follows: Mr. Sanchez, $187,542; Mr. Parker, $0; Mr. Sensing, $41,434; Mr. Diez, $41,434; and Mr. Fatovic, $37,071.
TVRSRs and PBRSRs. Upon death, disability or retirement, a pro-rata portion of any TVRSR will vest and the underlying common stock will be distributed to the executive (or his or her beneficiary, in the event of death). In addition, if the performance condition for any PBRSR is met, a pro-rata portion of the PBRSRs will vest and the underlying common stock will be distributed to the executive (or his or her beneficiary, in the event of death) when distribution to all other participants occurs. The fair market value of the pro-rata number of TVRSRs that the executives would have been provided had the death, disability or retirement occurred on December 31, 2020 and assuming, with respect to the PBRSRs, that the performance condition is met, is as follows: Mr. Sanchez, $6,429,402; Mr. Parker, $2,754,867; Mr. Sensing, $1,775,290; Mr. Diez, $2,334,755; and Mr. Fatovic, $1,263,918.
Involuntary Termination without Cause and Termination Following a Change of Control
An NEO is entitled to the following severance benefits if we terminate his employment without Cause (as defined below) or if, within two years after a Change of Control, we terminate his employment without Cause, or the executive terminates his employment for Good Reason (as defined below).

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Cash. The NEO will receive cash severance as follows:

Involuntary Termination Without Cause:	Qualifying Termination following Change of Control:
•salary continuation for the applicable severance period (30 months for the CEO and 18 months for all other NEOs);	•lump sum payment equal to the NEO’s eligible base salary on the date of termination times the applicable salary multiple (3x for the CEO and 2x for all other NEOs);
•pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination; and	•pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination; and
•severance payment equal to 2.5x for the CEO and 1.5x for all other NEOs of the average amounts actually paid to the NEO under the annual cash incentive award for the three-year period preceding the year of termination.

•annual cash incentive award equal to the target annual cash incentive award amount (based on the NEO’s base salary on the date of termination) for the relevant period times the applicable annual cash incentive award multiple (3x for the CEO and 2x for all other NEOs).

Also upon a termination without Cause or if the NEO terminates his employment for Good Reason, in each case within two years after a Change of Control, the NEO is entitled to immediate vesting and payment of any deferred compensation amounts, immediate payment of any accrued benefits under our pension restoration plan and any additional benefits under our pension plan (as previously described under “Pension Benefits”).

Equity Awards.  Upon an involuntary termination without Cause, (i) an NEO’s vested stock options are exercisable until three months after the end of the relevant severance period and all unvested stock options are canceled and (ii) all unvested TVRSRs and PBRSRs (whether or not earned) will be forfeited. Upon a Change of Control, our Equity Plan provides for single-trigger accelerated vesting (i.e., vesting upon a Change of Control) of outstanding equity awards granted prior to May 6, 2017 and double-trigger accelerated vesting (i.e., vesting upon the occurrence of a Change in Control and termination of the NEO’s employment without Cause or for Good Reason and upon or within twenty-four months following the Change in Control (as each is defined in the Equity Plan)) of awards granted on or after May 6, 2017.
Key Defined Terms.  The following key terms are defined in the NEO severance agreements:
▶ “Cause” generally means (i) an act of fraud, misappropriation, or embezzlement; (ii) conviction of any felony; (iii) conviction of a misdemeanor involving moral turpitude; (iv) willful failure to report to work for more than 30 days; (v) willful failure to perform duties; (vi) material violation of Ryder’s Principles of Business Conduct; and (vii) any other activity that would constitute cause under such agreements. Items (vi) and (vii) are not included in the definition of Cause for purposes of providing severance upon a Change of Control.
▶ “Change of Control” generally means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.
▶ “Good Reason” generally means a material reduction in compensation; transferring the NEO more than 50 miles; failure to obtain a successor’s agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; or any material change in duties or any other material adverse change in the terms and conditions of the NEO’s employment (but specifically does not include a change in title or reporting relationship).
Restrictive Covenants and Other Provisions. The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation, non-disparagement and release provisions that are applicable to all termination scenarios described above. The duration of the restriction on non-competition and non-solicitation covenants remains in effect for the longer of (i) twelve months following the NEO’s termination date or (ii) any applicable severance period (which is a period of one and one-half years (two and one-half years for the CEO) upon an involuntary termination without Cause and two years (three years for the CEO) upon termination following a Change of Control). The restrictions on confidentiality and non-disparagement remain in effect indefinitely. The NEO must execute the release and abide by all restrictions in order to receive all applicable payments and benefits. Such agreements also provide that Ryder will reduce (but not below zero) the aggregate present value of the payments under the agreement to an amount that would not cause any payment to be subject to the excise tax under Section 4999 of the Internal Revenue Code, if reducing the payments under the agreement would provide the executive with a greater net after-tax amount than would be the case if no reduction was made. In the event of any termination, the NEO will also be entitled to:
•continuation of all medical, dental, prescription and vision insurance plans and programs until the earlier of the end of the applicable severance period (which shall be a period of one and one-half years (two and one-half years for the CEO) upon an involuntary termination without Cause and two years (three years for the CEO) upon termination after a

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Change of Control), if any, the date COBRA continuation coverage is canceled or the date the NEO is eligible to receive benefits from another employer;
•continuation of executive life and supplemental disability insurance until the end of any relevant severance period; and
•outplacement services under a Company-sponsored program until the earlier of (i) twenty-four months after the NEO’s termination date (thirty-six months for the CEO); (ii) the date on which the NEO obtains another full-time job; (iii) the date on which the NEO becomes self-employed; and (iv) the date on which the NEO has received all services or benefits due under the applicable program.
Estimated Severance and Change of Control Severance Benefits as of December 31, 2020
The estimated payments and benefits that would be provided to each NEO as a result of involuntary termination without Cause or the occurrence of a Change of Control under our NEO severance agreements are set forth in the table below. Calculations for this table are based on: (1) the triggering event taking place on December 31, 2020; and (2) a common stock price of $61.76, the closing price on December 31, 2020.

		Triggering Event
Name	Compensation Components	Involuntary Termination without Cause ($)	Change of Control without Termination ($)	Change of Control with Qualifying Termination ($)
Robert E. Sanchez	Cash Severance(1)	7,514,910	—	9,558,921
	Intrinsic Value of Equity(2)	—	16,671,038	16,671,038
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	84,394	—	101,272
	Outplacement(5)	90,000	—	90,000
	Total Benefit to Employee	7,689,304	16,671,038	26,421,231
Scott T. Parker	Cash Severance(1)	2,967,730	—	3,605,530
	Intrinsic Value of Equity(2)	—	8,669,992	8,669,992
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	48,812	—	65,082
	Outplacement(5)	60,000	—	60,000
	Total Benefit to Employee	3,076,542	8,669,992	12,400,604
J. Steven Sensing	Cash Severance(1)	2,840,010	—	3,718,562
	Intrinsic Value of Equity(2)	—	5,823,590	5,823,590
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	52,814	—	70,418
	Outplacement(5)	60,000	—	60,000
	Total Benefit to Employee	2,952,824	5,823,590	9,672,570
John J. Diez	Cash Severance(1)	2,880,475	—	3,755,760
	Intrinsic Value of Equity(2)	—	5,771,711	5,771,711
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	46,559	—	62,078
	Outplacement(5)	60,000	—	60,000
	Total Benefit to Employee	2,987,034	5,771,711	9,649,549
Robert D. Fatovic	Cash Severance(1)	2,107,983	—	2,671,382
	Intrinsic Value of Equity(2)	—	3,237,722	3,237,722
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	48,500	—	64,666
	Outplacement(5)	60,000	—	60,000
	Total Benefit to Employee	2,216,483	3,237,722	6,033,770

(1)	Cash severance includes: (1) base salary; (2) pro-rata cash payment under the annual cash incentive awards; (3) in the case of involuntary termination without Cause, a payment equal to a multiple of the average payout amounts under the annual cash incentive awards for the previous three years; and (4) in the case of Change of Control with termination, a payment equal to a multiple of the target annual cash incentive award, all as described above. In the event of involuntary termination without Cause, base salary is paid over time in accordance with usual payroll practices, and the annual cash incentive award is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code. All of the NEOs are subject to a “best payments“ provision in the event their Change in Control payments exceed their 280G limit. The best payments provision automatically reduces their benefits to their 280G limit in the event the reduction would result in a greater net after-tax payment to the NEO.
(2)
Upon a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2020, which was $61.76, and includes stock options, restricted stock, and PBRSRs.

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(3)	This reflects the change in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive’s age on December 31, 2020. In 2020, there were no changes to the value due to a Change in Control. See “Pension Benefits” above for more information.
(4)	Amounts are based on the current cost to us of reimbursing the named executive for the premiums paid for their current health, dental and prescription insurance coverage during the severance period as described above. The reimbursement is included in the earnings of the executive and subject to all applicable taxes.
(5)	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

PAY RATIO
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees to that of Robert E. Sanchez, our CEO.

The 2020 annual total compensation of the median employee identified by the Company (as described below) was $51,134, and the 2020 annual total compensation of our CEO as defined in the SCT was $8,189,526. Based on this information, for 2020, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 160 to 1.
To identify the median employee, we began with our employee population (comprising both full-time and part-time employees) as of December 31, 2020, which consisted of approximately 39,036 individuals (excluding our CEO), with 83% of employees located in the United States and 17% located outside of the United States (refer to Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 19, 2021) for further information on our employee population.
We then excluded certain non-U.S. employees (5 employees from Germany), as permitted by an exemption under SEC rules that allows for exclusion of employees in countries outside of the United States where a small number of our employees are located. After this exemption, our employee population as of December 31, 2020 consisted of approximately 39,031 individuals (excluding our CEO). We then identified the median employee using total cash compensation for this population for the 12-month period ending December 31, 2020 comprising (1) base pay; (2) actual annual bonus; (3) commissions; and (4) other cash payments including car allowance, perquisites, tuition reimbursement and an executive allowance, as applicable. We did not annualize compensation for any employee, including employees that were not employed by us for all of 2020.
After identifying the median employee as a full-time, salaried employee located in the United States, we calculated this employee’s 2020 annual total compensation based on the SCT rules used for our NEOs.

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Director Compensation

DIRECTOR COMPENSATION
Description of Director Compensation Program
The key objectives of our director compensation program are to attract and retain high quality board members and to align their interests with the long-term interests of our shareholders. Directors who are employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level.

Our non-employee directors received the following compensation during 2020:
an annual Board retainer of $100,000, paid in three installments in 2020: $50,000 in January and $25,000 in July and October (the Board transitioned to a quarterly payment structure mid-year);
an annual grant of $145,000 in restricted stock units (RSUs), made on the date of our Annual Meeting of Shareholders;
a Board or committee meeting attendance fee of $1,000 for each additional Board or committee meeting attended in excess of eight Board meetings or eight committee meetings, payable in December;
a committee chair retainer, payable in May, to each of the Chairs of the Finance and Governance Committees ($12,500), the Compensation Committee ($20,000) and the Audit Committee ($25,000); and
an annual retainer of $25,000 to the Board’s Lead Independent Director, payable in May.

The number of RSUs granted is based on the closing price of Ryder common stock on the date of grant. The first RSU grant received upon joining the Board vests after the director’s first year of service. Thereafter, RSUs vest upon grant. RSU awards are settled upon vesting following a director’s initial year of service on the Board unless the director elects to defer settlement. Directors may not sell any shares delivered in respect of RSUs unless they have satisfied the director stock ownership requirements, as explained on page 58. RSUs granted during a director’s initial year of service, or RSUs deferred until on or after separation from the Board, will receive dividend equivalents, which will be reinvested through our dividend reinvestment program. Shares delivered in respect of RSUs will receive dividends upon terms consistent with all other shareholders. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding RSUs will be settled.
Directors are given the option to receive all or any portion of their annual Board retainer in Ryder common stock. As part of our deferred compensation plan, directors also have the option of deferring receipt of their annual Board retainers and excess meeting fees. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.
We maintain a legacy Directors’ Charitable Awards Program pursuant to which each director who was elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director’s name following the director’s death. The program is currently funded with the proceeds of insurance policies and the directors obtain no personal financial benefits from the program. Two of our directors, Mr. Tookes and Ms. A. Smith, were elected prior to January 1, 2005 and currently participate in the program. Directors may also participate in our Matching Gifts to Education Program, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year.
The Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors annually, including a review of a compensation pay analysis provided by Frederic W. Cook. The Committee determined not to make any changes to director compensation in 2020.

2020 DIRECTOR COMPENSATION
The table below sets forth the total compensation received by our non-employee Board members in 2020. The amounts in the “Stock Awards” column below represent the aggregate grant date fair value, computed in accordance with the accounting guidance for stock compensation, of (1) RSUs granted to the directors in 2020; and (2) RSUs awarded as dividend equivalents in 2020.

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Name	Fees Earned or Paid in Cash(1)(2)(3) ($)	Stock Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Robert J. Eck	125,102	192,838	10,000	327,940
Robert A. Hagemann	111,265	176,253	—	287,518
Michael F. Hilton	100,000	187,562	—	287,562
Tamara L. Lundgren	102,000	168,060	10,000	280,060
Luis P. Nieto, Jr.	101,000	201,623	10,000	312,623
David G. Nord	—	290,310	10,000	300,310
Abbie J. Smith	115,500	227,018	—	342,518
E. Follin Smith	120,000	209,444	19,820	349,264
Dmitri L. Stockton	101,000	166,567	10,000	277,567
Hansel E. Tookes, II	114,398	235,778	5,000	355,176

(1)	Includes an annual Board retainer of $100,000.
(2)	Includes Committee Chair fees as follows: Mr. Eck, $8,367; Mr. Hagemann, $8,265; Ms. A. Smith, $12,500; Ms. E. Smith, $20,000; Mr. Tookes, $4,133; and Lead Independent Director fees of $16,735 for Mr. Eck and $8,265 for Mr. Tookes.
(3)	This column includes additional meeting fees paid to members of the Board as follows: Mr. Hagemann, $3,000; Ms. Lundgren, $2,000; Mr. Nieto, Jr., $1,000; Ms. A. Smith, $3,000; Mr. Stockton, $1,000 and Mr. Tookes, $2,000.
(4)	Represents the aggregate value of stock awards granted in 2020, valued at their respective grant dates. For 2020, Mr. Nord elected to receive 100% of his compensation in stock. Therefore, his amount also includes the annual Board retainer of $100,000, Committee Chair fees of $16,735, and additional meeting fees of $3,000. The table below sets forth each director’s outstanding stock awards as of December 31, 2020, as a result of the director’s election to defer settlement, and accrued dividends. These shares are fully vested but not yet delivered.
(5)	Reflects benefits under the Company’s Matching Gifts to Education program. Ms. Smith was permitted to make two matching contributions in 2020 due to an administrative processing delay associated with her 2019 match.

Name	Outstanding Stock Awards
Robert J. Eck	23,159
Robert A. Hagemann	16,191
Michael F. Hilton	20,687
Tamara L. Lundgren	10,636
Luis P. Nieto, Jr.	26,146
David G. Nord	13,824
Abbie J. Smith	41,280
E. Follin Smith	30,297
Dmitri L. Stockton	11,008
Hansel E. Tookes, II	44,018

Director Stock Ownership Requirements
To further align the interests of our directors and shareholders, our directors are expected to own Ryder common stock or common stock equivalents (including any vested or unvested RSUs) pursuant to stock ownership requirements. The stock ownership requirement for each director is six times the Board retainer, based on a five-year rolling average stock price. The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board. As of December 31, 2020, all directors were in compliance with these stock ownership requirements.

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Advisory Vote on Executive Compensation (Proposal 3)

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing shareholders with an advisory vote on executive compensation, or Say on Pay, as required pursuant to the Dodd-Frank Act.
The Say on Pay vote is a non-binding vote on the compensation of our NEOs, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years. Following the recommendation of our shareholders at our 2017 Annual Meeting of Shareholders, our Board has chosen to hold the Say on Pay vote every year.
We encourage you to read the Compensation Discussion and Analysis to learn more about our executive compensation programs and policies and the changes we have made over the last few years. The Board believes that its 2020 compensation decisions and changes to our executive compensation programs over the last few years reflect the Company’s commitment to being responsive to shareholder input and to pay for performance, support the Company’s ability to sustain long-term growth while accounting for sound risk management and align the interests of our executives with those of our shareholders by emphasizing variable, at-risk compensation largely tied to measurable performance goals.
Although this Say on Pay vote on executive compensation is non-binding, we highly value input from and engagement with our shareholders. The Board and the Compensation Committee will review the results of this 2021 vote and, consistent with our record of shareholder engagement, take the outcome of the vote into account when determining future executive compensation arrangements. Shareholders are therefore asked to vote for the following resolution:
RESOLVED, that the shareholders of Ryder approve, on an advisory basis, the compensation of Ryder’s NEOs, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in Ryder’s 2021 Annual Meeting Proxy Statement.
The Board recommends a vote FOR adoption of the resolution approving the compensation of our NEOs, as described in the Compensation Discussion and Analysis and related tabular and narrative disclosure set forth in this proxy statement.

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Approval of Amendment to the 2019 Equity and Incentive Compensation Plan (Proposal 4)

PROPOSAL NO. 4
APPROVAL OF AMENDMENT TO THE 2019 EQUITY AND INCENTIVE COMPENSATION PLAN
Background
On February 5, 2021, the Board approved an amendment (the Amendment) to the 2019 Equity and Incentive Compensation Plan (2019 Plan), subject to shareholder approval, and accordingly, the Board directed that the Amendment be submitted to the Company’s shareholders for approval at the Annual Meeting. The Amendment would increase by 600,000 shares the number of authorized shares of Ryder common stock available for issuance under the 2019 Plan from 4,300,000 shares to 4,900,000 shares.

The Company believes that it is important to deliver a significant portion of executive compensation in the form of the equity of the Company. This is one element of our incentive compensation programs that is designed to align the interests of executives and shareholders. We last sought shareholder approval to increase the number of shares available for grant under our equity compensation plan in 2019. Following the grant of 2021 annual awards, the remaining pool may be insufficient for the February 2022 annual grant. We are therefore seeking shareholder approval of a new pool of 600,000 shares pursuant to the Amendment to the 2019 Plan, which we anticipate will be sufficient for equity grants over the next two to three years. No other changes are being made to the 2019 Plan.

Shareholder approval of the Amendment to the 2019 Plan is being sought in order to (i) meet NYSE listing requirements and (ii) allow for incentive stock options to meet the requirements of the Internal Revenue Code of 1986, as amended.

The amended 2019 Plan will enable the Company to continue its compensation program that is intended to attract, motivate and retain experienced, highly-qualified directors of the Company and officers and other employees of the Company and its subsidiaries who will contribute to the Company’s financial success, and will align the interests of the directors of the Company and officers and other employees of the Company and its subsidiaries with those of its shareholders through the ability to grant a variety of awards. If the Amendment to the 2019 Plan is not approved by our shareholders at the Annual Meeting, we will continue to be able grant awards under the 2019 Plan, but, as of February 28, 2021, 3,292,046 shares will be will be available for grant under the 2019 Plan, subject to adjustment in accordance with the terms of the plan.

As of February 28, 2021 following the annual vesting events and annual grant, the total number of outstanding options/SARS is 1,910,467 with a weighted average exercise price of $71.51 and weighted average remaining term of 5.1 years. As of February 28, 2021, the total outstanding of full value awards is 1,768,901, and the total number of available shares from all equity plans is 3,292,046. Common shares outstanding as of March 5, 2021 is 53,827,137.

Description of the 2019 Plan
The following is a brief description of the material features of the 2019 Plan, including the proposed Amendment. This description is qualified in its entirety by reference to the full text of the Amendment to the 2019 Plan and the 2019 Plan. The proposed Amendment to the 2019 Plan is attached to this proxy statement as Appendix A.

Administration. The Compensation Committee (or another committee appointed by the Company’s Board of Directors and generally consisting of persons who are “non-employee directors,” as defined under Rule 16b-3 under the Exchange Act and “independent directors” under the applicable stock exchange rules) (in either case, the “Committee”) will administer the 2019 Plan. The Committee has the authority to select award recipients, determine the type, size and other terms and conditions of awards, and make all other decisions and determinations as may be required under the terms of the 2019 Plan or as the Committee may deem necessary or advisable for the administration of the 2019 Plan. The Committee is permitted to delegate to one or more senior executives of the Company the authority to make grants of awards to officers (other than executive officers) and employees of the Company and such other administrative responsibilities as the Committee may deem necessary or advisable, to the extent such delegation is consistent with applicable law and the applicable NYSE rules. The Committee’s determinations under the 2019 Plan and the award agreements do not need to be uniform and any such determinations may be made by the Committee selectively among participants.

Eligibility. Officers and employees of the Company and its subsidiaries and directors of the Company are eligible to be selected as award recipients. The Company and its subsidiaries have approximately 39,000 employees (including all of the Company’s officers) and 10 non-employee directors. As of December 31, 2020, approximately 500 employees and 10 non-employee directors held outstanding awards (equity and cash incentive) under the 2019 Plan. Because our officers and non-employee directors are eligible to receive awards under the 2019 Plan, they may be deemed to have a personal interest in this Proposal 4.

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Approval of Amendment to the 2019 Equity and Incentive Compensation Plan (Proposal 4)

Type of Awards. The Committee is authorized to grant awards payable in either our shares or cash (where the amount of cash is determined by reference to the value of a specific number of shares), including options to purchase shares, restricted shares, bonus shares, stock appreciation rights, restricted stock units, performance units and dividend equivalents. Awards may be granted alone or in combination with any other award granted under the 2019 Plan or any other plan.

Terms and Conditions of Awards. The Committee will determine the size of each award to be granted (including, where applicable, the number of shares to which an award will relate), and all other terms and conditions of each award (including any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications of such restrictions or conditions). However, awards granted under the 2019 Plan are subject to the following conditions:

•no stock options or stock appreciation rights will expire more than ten years (or, in the case of incentive stock options (discussed below) granted to any holder of at least 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company, five years) from the date of grant;
•except with respect to Substitute Awards discussed below, awards granted as stock options or stock appreciation rights may not have an exercise price that is less than 100% (or, in the case of incentive stock options (discussed below) granted to any holder of at least 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company, 110%) of the fair market value of the shares on the date of grant;
•dividend and dividend equivalents will not be paid with respect to unvested shares or stock units, but may accrue on such awards and only be paid to the extent the awards vest;
•no dividend equivalents may be granted with respect to stock options or stock appreciation rights;
•awards granted under the 2019 Plan will include vesting schedules under which no portion of the award may vest in less than one year from the date of grant; provided, that awards granted to non-employee directors will be deemed to satisfy this minimum vesting requirement if they vest on the earlier of the first anniversary of the date of grant or the next annual meeting of shareholders following the date of grant provided such meeting occurs not sooner than 50 weeks from the date of grant, and up to 5% of the shares reserved for issuance under the 2019 Plan (subject to adjustments as described below) may be granted under awards that are not subject to this minimum vesting requirement; and
•the Committee has the authority to accelerate vesting in connection with a participant’s death, disability, retirement, or other termination of employment, in the event of a change of control or certain other corporate transactions or events pursuant to which awards may be adjusted under the adjustment provisions of the 2019 Plan (as described below), or in other circumstances as the Committee deems appropriate.

The types of awards that may be granted under the 2019 Plan include the following:

Stock Options and Stock Appreciation Rights. A stock option is a right to purchase a specified number of shares of Ryder common stock at an exercise price established at the date of grant. Stock options may be either non-qualified stock options or incentive stock options (which are intended to qualify as “incentive stock options” within Section 422 of the Internal Revenue Code). The exercise price of any stock option may not be less than the fair market value of the Ryder common stock on the date of grant (or, in the case of an incentive stock option granted to an employee owning more than 10% of Ryder common stock, 110% of the fair market value of Ryder common stock on the date of grant). A stock appreciation right (SAR) entitles the recipient to receive, upon surrender of the SAR, an amount of cash or number of shares of Ryder common stock having a fair market value equal to the positive difference, if any, between the fair market value of one share of common stock on the date of exercise and the exercise price of the SAR (which exercise price shall not be less than the fair market value of the Ryder common stock on the date of grant). The Committee will specify at the time an option or SAR is granted, when, and in what proportions, an option or SAR becomes vested and exercisable.

Restricted Stock and Restricted Stock Units. An award of restricted stock is an issuance of shares of Ryder common stock that is subject to certain restrictions established by the Committee and to forfeiture to the Company if the holder does not satisfy certain requirements (including, for example, continued employment with the Company for a specified period of time). Recipients of restricted stock have limited rights to the stock until the restrictions are satisfied but may be entitled to vote the restricted stock and to exercise other shareholder rights. Thus, upon grant, the shares may be included in the Company’s total number of shares outstanding and accrue dividends. An award of restricted stock units (RSUs) entitles the recipient to receive shares of Ryder common stock (or, if determined by the Committee, a cash payment equal in value to shares of Ryder common stock) at a later date once the holder has satisfied certain requirements. At that time, for RSUs payable in shares, the shares will be delivered and the recipient will be entitled to all shareholder rights. Thus, upon grant, the shares of common stock covered by the RSUs are not considered issued and are not included in the Company’s total number of shares outstanding until all conditions have been satisfied. Dividend equivalents may accrue on RSUs at the discretion of the Committee.

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Approval of Amendment to the 2019 Equity and Incentive Compensation Plan (Proposal 4)

Performance-Based Awards. The Committee may grant performance-based awards, the grant, exercise, and/or settlement of which will be based upon the achievement of performance goals. Performance-based awards may be paid in cash, shares or other awards. The performance goals may consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee. The Committee will set the performance goals applicable to the performance-based awards, determine the extent to which such performance goals are achieved, and determine the amount, if any, that is payable pursuant to each performance-based award. The Committee, in its sole discretion, may, after performance-based awards have been granted, make adjustments to the performance goals applicable to performance-based awards, the amounts payable in respect of the applicable performance goals, and performance results (including, but not limited to, adjustment of performance results to take into account transactions or other events occurring during the applicable performance period), to the extent consistent with the terms of the applicable award agreement. In establishing performance goals for performance-based awards, the Committee may use various business criteria, which may include, but is not limited to: earnings per share; revenues; cash flow; cash flow return on investment; return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; economic value added; operating margins or profit margins; income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; total stockholder return or stock price; book value per share; expense management; improvements in capital structure; working capital; or costs. Performance goals may be set based on consolidated Company performance and/or for specified subsidiaries, divisions, other business units, or on an individual basis, and may include fixed, quantitative targets; targets relative to past performance or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison.

Aggregate Limitation on Awards. If the Amendment is approved, subject to adjustments as described in the 2019 Plan, the aggregate number of shares that may be issued under the 2019 Plan shall not exceed 4,900,000 shares (4,300,000 originally issued under the 2019 Plan and the additional 600,000 shares per this Amendment), plus shares subject to outstanding awards under the 2012 Plan (up to a maximum of 3,104,702 additional shares) that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid in shares after the effective date of the 2019 Plan, May 3, 2019 (the Effective Date). All of the authorized shares may be granted as incentive stock options.

The 2019 Plan has the following rules for counting shares against the 2019 Plan’s share reserve:
•For each share that is delivered pursuant to a full value award (that is, an award other than a stock option or SAR), the aggregate share limit under the 2019 Plan will be reduced by two shares.
•For each share that is delivered pursuant to a stock option or SAR, the aggregate share limit under the 2019 Plan will be reduced by one share.
•If and to the extent that stock options or SARs granted under the 2019 Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any full value awards are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such awards will again be available for grants under the 2019 Plan.
•If and to the extent that outstanding awards under the 2012 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid and are added to the share reserve under the 2019 Plan, then for each share that relates to a full value award, two shares will be added to the share reserve, and for each share that relates to stock options or SARs, one share will be added to the share reserve.
•If SARs are granted, the full number of shares subject to the SARs will be considered issued under the 2019 Plan and will reduce the aggregate share limit on a 1:1 ratio, without regard to the number of shares actually delivered upon exercise of the SARs.
•Shares withheld for payment of the exercise price of a stock option, and shares withheld for payment of taxes with respect to stock options and SARs, will not be available for re-issuance under the 2019 Plan and will reduce the aggregate share limit on a 1:1 ratio.
•In contrast, shares withheld or tendered to the Company by a participant for payment of taxes with respect to any full value award will not reduce the aggregate share limit and will be available for re-issuance under the 2019 Plan.
•To the extent that any awards are paid in cash, and not in shares, such awards will not reduce the aggregate share limit.

Shares delivered under the 2019 Plan may be newly issued shares, reacquired shares, including shares acquired on the market, or treasury shares. In the event of our acquisition of any company, outstanding equity grants with respect to stock of the acquired company may be assumed or replaced with awards under the 2019 Plan. Outstanding awards that are assumed or replaced by awards under the 2019 Plan in connection with an acquisition, referred to as Substitute Awards, will not reduce the 2019 Plan’s aggregate share limit. The terms of any such Substitute Award will be determined by the Committee and may include exercise prices or base prices that are different from those otherwise described in the 2019 Plan. If the Company assumes a shareholder approved equity plan from an acquired company, any shares of common stock available under the assumed plan (after appropriate adjustments, as required to reflect the transaction) may be issued pursuant to awards under the 2019 Plan and will not reduce the 2019 Plan’s aggregate share limit.

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Approval of Amendment to the 2019 Equity and Incentive Compensation Plan (Proposal 4)

Per Participant Limitations. The following limitations are set forth in the 2019 Plan:

•In any calendar year, no participant may be granted any awards that relate to more than 750,000 shares, subject to adjustments as described in the 2019 Plan.
•The maximum grant date value of shares subject to awards granted to any non-employee director during any one calendar year, taken together with any cash fees payable to such non-employee director for services rendered during the calendar year, will not exceed $500,000 in total value.

Adjustments. In the event of a large, special or non-recurring dividend or distribution, recapitalization, stock dividend, spin-off, combination or exchange of shares, repurchase, liquidation, dissolution, reorganization, business combination, or other similar corporate transaction or event affecting the Company’s common stock (including a change of control), the Committee shall adjust the number and kind of shares subject to the aggregate and individual share limitations described above. The Committee may also adjust outstanding awards upon the occurrence of these events in order to preserve the award without enhancing the value of the award. These adjustments may include changes to the number of shares subject to an award, the exercise price or share price referenced in the award terms, and other terms of the award. The Committee will make such substitutions or adjustments, including as described above, as it deems fair and equitable as a result of any share dividend or split declared by the Company. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events, other unusual or nonrecurring events, or to changes in applicable laws, regulations, or accounting principles. The Committee may provide in any award agreement such terms and conditions as it deems appropriate in connection with a change of control or other event described in this paragraph.

Effect of Change of Control. The 2019 Plan provides for “double-trigger vesting” after a change of control. Unless otherwise provided in the applicable award agreement, if a change of control occurs in which the Company is not the surviving corporation (or the Company survives only as a subsidiary of another corporation), (i) all outstanding awards that are not exercised or paid at the time of the change of control will be assumed by, or replaced with awards that have comparable terms and value by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and (ii) any performance-based awards will be deemed earned at the greater of target level and the actual performance level as of the date of the change of control with respect to all open performance periods, and will continue to be subject to time-based vesting following the change of control.

Unless the Committee determines otherwise or as provided in the applicable award agreement, if a participant’s employment is terminated by us or, if applicable, the surviving corporation (or a parent or subsidiary of the surviving corporation) without cause or by the participant for good reason, in either case, upon or within 24 months following the change of control, the participant’s outstanding awards will become fully vested as of the date of termination.

In addition, the Committee, in its discretion, may take any of the following actions with respect to any or all outstanding awards, without the consent of any participant: (i) determine that participants will receive a payment in settlement of outstanding awards (other than stock options and SARs) in such amount and form as may be determined by the Committee; (ii) require that participants surrender their outstanding stock options and SARs in exchange for a payment, in cash or stock as determined by the Committee, equal to the amount (if any) by which the fair market value of the shares of common stock subject to the unexercised stock option and SAR exceed the stock option exercise price or base price; and (iii) modify the terms of awards to add events, conditions or circumstances upon which vesting of such awards or lapse of restrictions thereon will accelerate. Any such surrender, termination or payment will take place as of the date of the change of control or such other date as the Committee may specify. If the per share fair market value of our stock does not exceed the per share exercise price or base price, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or SAR.
Under the 2019 Plan, “change of control” means:
•Any individual, entity or group, other than the Company or an employee benefit plan sponsored by the Company or its subsidiaries, becomes the beneficial owner of more than 30% of our voting stock;
•Individuals who, as of the Effective Date, constituted our Board of Directors (referred to as the incumbent board) cease to constitute at least a majority of our Board of Directors. Any individual who becomes a director after the Effective Date and whose election or nomination was approved by a vote or by approval of the proxy statement in which such person is named as a nominee for director, without written objection to such nomination, of at least a majority of the directors then comprising the incumbent board will be considered a member of the incumbent board. However, no individual who was initially elected as a member of our Board of Directors in connection with an actual or threatened election contest will be considered to be a member of the incumbent board.
•Consummation of a reorganization, merger or consolidation of the Company, unless, following such transaction, (i) our shareholders immediately before the transaction own more than 50% of the voting stock of the surviving entity in substantially the same proportions as their ownership immediately before the transaction, (ii) any individual or entity (excluding the corporation resulting from the transaction or any employee benefit plan or plans of the Company or

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such corporation) beneficially owns 30% or more of the voting stock of the corporation resulting from the transaction and (iii) at least a majority of the Board of Directors of the corporation resulting from the transaction were members of the incumbent board at the time of the execution of the initial agreement or action of the Board of Director providing for such transaction;
•Consummation of a sale of all or substantially all of the assets of the Company; or
•Consummation of a liquidation or dissolution of the Company approved by the shareholders.

Restrictions on Repricing. Without obtaining shareholder approval, we may not (i) amend the terms of outstanding stock options or SARs to reduce the exercise price of such outstanding stock options or base price of such SARs, (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs or (iii) cancel outstanding stock options or SARs with an exercise price or base price, as applicable, above the current share price in exchange for cash or other securities. However, such shareholder approval is not required in connection with a corporate transaction involving the Company or other actions with respect to our securities, such as a stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares. No stock options or SARs will be granted under the 2019 Plan with automatic reload features.

Transferability. Awards granted under the 2019 Plan are generally not transferable by a participant except to a beneficiary in the event of the participant’s death, and, if exercisable, will be exercisable during a participant’s lifetime only by the participant or the participant’s guardian or legal representative. However, the Committee may permit awards to be transferred during a participant’s lifetime to family members (and trusts or other entities for the benefit of participants and family members) for purposes of the participant’s estate planning, or to charities for charitable purposes.

Clawback Policy. All awards made under the 2019 Plan shall be subject to the applicable provisions of the Company’s clawback or recoupment policies, share trading policies, share holding and other policies that may be implemented and approved by the Board of Directors, as such policies may be in effect from time to time. The Company currently has a clawback policy covering all of our current and former officers, including the named executive officers, which is applicable to performance-based incentive compensation, including performance-based cash and shares.

Amendment, Termination. The Board may amend, suspend, discontinue, or terminate the 2019 Plan or the Committee’s authority to grant awards under the 2019 Plan without shareholder approval, provided that shareholder approval will be required for any amendment that will require shareholder approval as a matter of law or regulation or under the NYSE rules. Unless earlier terminated, the 2019 Plan will terminate ten years after its approval by shareholders.

U.S. Federal Income Tax Implications of the 2019 Plan
The U.S. federal income tax consequences arising with respect to awards granted under the 2019 Plan depend on the type of award. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Under current law, exceptions to these general rules may arise under the following circumstances: (i) if shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and the Company’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted a stock option that qualifies as “incentive stock option,” no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; and (iii) an award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Internal Revenue Code, and the requirements of Section 409A of the Internal Revenue Code are not satisfied.

In addition, Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (“covered employees”) or persons who have been covered employees (for years after 2016). Historically, this limitation did not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders, including stock options). The performance-based compensation exemption

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Approval of Amendment to the 2019 Equity and Incentive Compensation Plan (Proposal 4)

and an exemption for the chief financial officer from Section 162(m)’s deduction limit were repealed, among other changes, effective for taxable years beginning after December 31, 2017. Awards paid to our covered employees in excess of $1 million will not be deductible in future years, unless they qualify for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

The foregoing provides only a general description of the application of current U.S. federal income tax laws to certain awards granted to U.S. taxpayers under the 2019 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2019 Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits under the 2019 Plan
Future benefits under the 2019 Plan generally will be granted at the discretion of the Compensation Committee and are therefore not currently determinable.

Equity Compensation Plan Information

The following table includes information as of December 31, 2020 about certain plans which provide for the issuance of common stock in connection with the exercise of stock options and other share-based awards.

Plans	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders:
Broad based employee and non-employee directors’ stock plan	3,690,545	(1)	$71.09	(2)	2,285,274	(3)
Employee stock purchase plan	—				2,036,267
Total	3,690,545		$71.09		4,321,541

(1)	Includes broad based employee stock options and other share-based awards of 1,962,658 stock options, 953,598 time-vested restricted stock awards and 527,521 performance-based restricted stock awards calculated at target. Includes non-employee directors’ awards of 240,930 time-vested restricted stock awards, as well as 5,838 time-vested restricted stock awards awarded to non-executive directors and vested but not exercisable until six months after the director’s retirement. Refer to Note 17, “Share-Based Compensation Plans“, to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information.
(2)	Weighted-average exercise price of outstanding options excludes restricted stock awards and restricted stock units.
(3)	Represents the maximum number of shares that may be issued upon vesting of the performance-based restricted shares if maximum performance targets are achieved for each performance cycle as well as two for one shares related to time-vested restricted stock awards.

The Board recommends a vote FOR the approval of the Amendment to the
2019 Equity and Incentive Compensation Plan (Proposal 4).

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Shareholder Proposal Regarding Written Consent (Proposal 5)

PROPOSAL NO. 5
SHAREHOLDER PROPOSAL REGARDING WRITTEN CONSENT
Ryder is not responsible for the content of this shareholder proposal or supporting statement.
John Chevedden, the beneficial holder of 100 shares of the Company’s common stock, has notified Ryder that he intends to present the following non-binding advisory proposal at the Annual Meeting. Upon oral or written request, the Company will promptly provide address information for the shareholder proponent. The proposal as submitted reads as follows:
Proposal 5:
Equalize Shareholder Rights regarding Written Consent and Special Shareholder Meetings
Shareholders request that our board of directors take the steps necessary to enable 10% of shares to request a record date to initiate written consent. Currently it takes 25% of shares to do so little as to request a record date.

Enabling 10% of shares to apply for a record date for written consent makes sense because scores of companies do not even require 01% of stock ownership to do so little as request a record date.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.

Shareholders need to be able to accomplish more outside of a shareholder meeting due to the onslaught of online shareholder meetings replacing in-person shareholder meetings.

With the near universal use of internet annual shareholder meetings starting in 2020 shareholders no longer have the right to discuss concerns with other shareholders and with their directors at a shareholder meeting. Shareholder meetings can now be online meetings which has an inferior format to even a Zoom meeting.

Shareholders are also severely restricted in making their views known at online shareholder meetings because all challenging questions and comments by shareholders can be screened out. And if management prescreening has a malfunction then the management can use a mute button.

For instance Goodyear management is an example of turning an online shareholder meeting into a mute button meeting. Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting. With a deep slumping stock price Goodyear management simply did not want shareholders to hear constructive criticism from a shareholder.

Plus AT&T management would not even allow any proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online annual meeting during the pandemic.

Please see:
AT&T investors denied a dial-in as annual meeting goes online
https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Online meetings give management a blank check to make false statements. For instance management at scores of 2020 internet annual meetings falsely stated that there were no more shareholder questions and shareholders were powerless to point out that their question was not answered.

Please see:
Schwartz-Ziv, Mir’iam, How Shifting from In-Person to Virtual Shareholder Meetings Affects Shareholders Voice (August 16, 2020).
Available at SSRN: https://ssrn.com/abstract=3674998 or http://dx.doi.org/10.2139/ssrn.3674998

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting since online shareholder meetings are a shareholder engagement wasteland.

Please vote yes — Proposal 5
Equalize Shareholder Rights regarding Written Consent and Special Shareholder Meetings

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Shareholder Proposal Regarding Written Consent (Proposal 5)

Board’s Statement in Opposition to Shareholder Proposal
The Board has given careful consideration to the non-binding, advisory shareholder proposal. For the reasons set forth below, the Board recommends a vote “AGAINST” this proposal.

•Our shareholders already have the right to call a special meeting, with a low threshold of 10%. The process of shareholder action by written consent is meaningfully different than a special meeting and warrants a higher ownership threshold. Written consent solicitations do not afford shareholders the opportunities to discuss the merits of a proposed action and question management and the proponent on the basis of their respective positions in the same manner as can be done at an open meeting of shareholders prior to a vote.

•Without a meaningful ownership threshold for written consent, there is the potential for abuse by a narrow subset of shareholders with special interests who would be able to easily initiate a written consent solicitation and subject the Company and all shareholders to significant costs and disruption.

•The Board conducted a robust shareholder engagement in connection with our 2018 proposal to implement a written consent right with a 25% ownership threshold. Our proposal was overwhelmingly approved by 97% of votes cast at our 2018 annual meeting, representing 81% of outstanding shares.

•Ryder has a strong record of proactive shareholder engagement and affords shareholders several avenues to engage directly with our Board. The Proponent’s general concerns with virtual meetings discouraging shareholder engagement are not applicable to the Company’s 2020 virtual meeting given that the Company afforded shareholders similar rights and opportunities to participate as they would have at an in-person meeting.

We are committed to ensuring that our shareholders have meaningful rights to provide input and to influence the direction of our Company, and to do so in a way that respects the interests of all shareholders. This proposal to reduce the ownership threshold required to request the Board to set a record date to initiate action by written consent without a meeting is unnecessary and is not in the best interests of all our shareholders.

We believe that the Proponent’s proposal should be evaluated in the context of our broader governance framework. Our shareholders already have the power to call a special meeting, with a very low 10% ownership threshold, as well as to submit proposals to be considered at our annual meeting, to nominate directors through a meaningful proxy access right, and to contact our directors and members of management. Given the availability of the special meeting right, our shareholders already have a robust mechanism to raise issues of concern in a manner that permits adequate discussion by all shareholders at an open meeting. Unlike a written consent solicitation, shareholder meetings provide an important forum for shareholders to present, discuss and vote on proposals in an orderly and informed basis. The Proponent’s proposal, if implemented, would have the effect of allowing shareholders with a relatively small shareholding, representing narrow interests, to initiate a written consent solicitation and subject the Company and other shareholders to significant disruption and unnecessary expense of evaluating and responding to their proposed action without the opportunity for open discussion that is provided by a shareholders’ meeting.

In framing the provisions for the written consent proposal as part of our 2018 Annual Meeting of Shareholders, the Board also sought and was guided by shareholder feedback on this matter. Several members of our Board and leadership team met with shareholders representing nearly 53% of outstanding shares. The most discussed topic during our shareholder engagement was the minimum percentage of our shares that a shareholder (or a group of shareholders) must own in order to initiate the written consent process. The 25% threshold for written consent was directly responsive to a majority of our shareholders with whom we engaged at the time (58%), who believed that 25% is a reasonable threshold and that the Board should have discretion to determine the most appropriate threshold after consideration of the Company’s size, its strong governance profile, and the concerns voiced by other shareholders about the possibility of abuse of a written consent right. Our proposal regarding written consent, including the 25% ownership threshold, was overwhelmingly approved by 97% of votes cast at our 2018 Annual Meeting, representing 81% of outstanding shares. We see no justification to undermine this recent vote by our shareholders or disrupt the balance that our Board and the vast majority of our shareholders sought to preserve through our existing 25% ownership threshold.

The Proponent’s proposal also expressed concerns regarding the adoption of virtual shareholder meetings in 2020. We held a virtual meeting in 2020 solely in response to public health guidance regarding the COVID-19 pandemic and, in doing so, we provided our shareholders with similar rights and opportunities to participate as they would have at an in-person meeting, including the opportunity for shareholder proponents to present proposals live and the opportunity for all shareholders to submit questions to management and our Board before, during, and after the Annual Meeting, in each case following the same rules of conduct required at our past in-person annual meetings. Indeed, our management team answered five different questions submitted by the Proponent, which is the most direct engagement the Proponent has had with the Company as compared to prior

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Shareholder Proposal Regarding Written Consent (Proposal 5)

in-person annual meetings. While we intend to return to in-person annual meetings once the Company determines that it is safe to do so, the Proponent’s concerns with virtual meetings generally are not applicable to virtual meetings held by the Company and have no bearing on whether to lower the threshold required to initiate action by written consent.

Our Board is committed to good corporate governance and will continue to consider and evaluate developments in this area. While the Board encourages and considers shareholder input relating to our corporate governance practices, the Board believes that Proposal 5 is unnecessary and inconsistent with the long-term interests of our shareholders.

Required Vote and Recommendation
The affirmative vote of the holders of a majority of the votes cast is required to approve Proposal 5. We believe that the interests of our shareholders will be best served by maintaining the 25% ownership threshold to request the setting of a record date to initiate the written consent process. The Board therefore recommends that shareholders vote against Proposal 5.
The Board recommends a vote AGAINST Proposal 5.

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Other Matters

OTHER MATTERS

Who can vote?	Holders of Ryder common stock at the close of business on March 5, 2021, the record date, are entitled to vote their shares at the Annual Meeting. As of March 5, 2021, there were 53,827,137 shares of common stock issued and outstanding of which 52,305,549 are entitled to vote. Each share of common stock issued, outstanding and entitled to vote represents one vote.

What is a quorum?
A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued, outstanding and entitled to vote at the meeting must be present in person (through virtual access) or represented by proxy for a quorum. If you sign and return your proxy marked “abstain”, your shares will be counted for purposes of determining whether a quorum is present.

What is the difference between a shareholder of record and a beneficial shareholder?	Record Shareholder. You are a shareholder of record if you are registered as a shareholder with our transfer agent, EQ Shareowner Services.

Beneficial Shareholder. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in “street name”, since your name does not appear anywhere in our records.

How do I vote?	If you are a shareholder of record, you may vote:
via internet; by telephone; or by mail, if you received a paper copy of these proxy materials
Detailed instructions for internet and telephone voting are set forth on the notice of internet availability (Notice), which contains instructions on how to access our proxy statement, Annual Report and shareholder letter online, and the printed proxy card.
If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 4, 2021 (the cut-off date). If the trustee does not receive your instructions by the cut-off date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as all other shares in our 401(k) plan for which voting instructions were received.
If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

What shares are covered by my proxy card?	Your proxy reflects all shares owned by you at the close of business on March 5, 2021. For participants in our 401(k) plan, shares held in your account as of that date are included in your proxy.

What if I am a beneficial shareholder and I do not give the nominee voting instructions?	Brokerage firms have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

What does it mean if I receive more than one Notice or proxy card?	It means that you hold shares in more than one account. To ensure all of your shares are voted, if you vote by telephone or on the internet, you will need to vote once for each Notice, proxy card or voting instruction card you receive. Alternatively, if you vote by proxy card, you will need to sign and return each proxy card by mail.

How many votes are needed for the proposals to pass?	The table below sets forth the proportion of votes needed for each proposal on the ballot to pass. The table also sets forth whether a nominee can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal and the impact of abstentions.

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Other Matters

Proposal		How Many Votes are Needed for a Proposal to Pass?	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
No. 1	Election of Directors	Majority of Votes Cast	No	None	None
No. 2	Ratification of PricewaterhouseCoopers LLP	Majority of Votes Cast	Yes	Not Applicable	None
No. 3	Say on Pay	Majority of Votes Cast	No	None	None
No. 4	Management Proposal to Approve the Amendment to the 2019 Equity and Incentive Compensation Plan	Majority of Votes Cast	No	None	Same as a Vote “Against”(1)
No. 5	Shareholder Proposal Regarding Written Consent	Majority of Votes Cast	No	None	None
(1) For purposes of this proposal, the NYSE listing standards require approval by at least a majority of votes cast, and under NYSE guidance, an abstention counts as a vote cast. Accordingly, abstentions will have the same effect as a vote “Against” the proposal.

Proposals 3 and 5 are non-binding, advisory votes. What is the effect if they pass?	Although the advisory votes on Proposal 3 (Say on Pay) and Proposal 5 (Shareholder Proposal Regarding Written Consent) are non-binding, our Board and the Compensation Committee (with respect to Proposal 3) and the Governance Committee (with respect to Proposal 5) will review the results and, consistent with our record of shareholder engagement, take them into account in making future executive compensation and corporate governance decisions.
How do I change my vote?
A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting by delivering a later-dated proxy (either in writing, by telephone or over the internet), or by attending the Annual Meeting and voting electronically.

If you are a beneficial shareholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

Why is the Annual Meeting being held virtually?	Due to health and safety concerns regarding the COVID-19 pandemic and to support the well-being of our employees and shareholders, we will be hosting a virtual Annual Meeting of Shareholders live via the internet this year. To attend the Annual Meeting via the internet please visit www.virtualshareholdermeeting.com/R2021 and be sure to have the information that is printed on your notice card. We intend to return to in-person annual meetings once the Company determines that it is safe to do so.
How can I attend the Annual Meeting?	If you are a shareholder as of the record date, you will be able to virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/R2021 and logging in with the 16-digit control number included on your notice, proxy card or the instructions that accompanied your proxy materials.

If you are a stockholder holding your shares in “street name” as of the record date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker dealer or other nominee holder.

The Annual Meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. Virtual access to the meeting will open at 9:45 a.m., Eastern Daylight Time. You should allow ample time to log in to the meeting webcast and test your computer audio system, and we encourage you to access the meeting at least 15 minutes before the scheduled start time.

If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page. Rules governing the conduct of the annual meeting will be posted on the virtual meeting platform along with an agenda.

If you wish to submit a question for the Annual Meeting, you may do so in advance at
www.virtualshareholdermeeting.com/R2021, or you may type it into the dialogue box provided at any point during the virtual meeting (until the floor is closed to questions).

PROXY SOLICITATION COSTS
We have retained the services of Innisfree M&A Incorporated to assist in soliciting proxies from brokers and nominees of shareholders for the Annual Meeting. We will pay the cost of these services, which is estimated to be approximately $17,500 plus out-of-pocket expenses. We also reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.

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Other Matters

VOTE TABULATIONS
Our Board has appointed Broadridge Financial Solutions, Inc. as the independent Inspector of Election of the Annual Meeting. Representatives of Broadridge will count the votes.

CONFIDENTIAL VOTING
The voting instructions of shareholders of record will only be available to the Inspector of Election. Voting instructions for employee benefit plans and shares held in our 401(k) plan will only be available to the plan’s tabulator. The voting instructions of beneficial shareholders will only be available to the shareholder’s nominee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.

SHAREHOLDER PROPOSALS
Shareholder Proposals. If a shareholder wishes to submit a proposal for consideration at the 2022 Annual Meeting pursuant to Rule 14a-8(e) under the Exchange Act, and wants that proposal to appear in the Company’s proxy statement for that meeting, the proposal must be submitted in writing to 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, and received by the Company no later than November 15, 2021. Additionally, we must receive proper notice of any other shareholder proposal to be submitted at the 2022 Annual Meeting of Shareholders (but not included in our proxy statement) no earlier than January 7, 2022 and no later than February 6, 2022.
Shareholders Nominating a Director Candidate Through Proxy Access (for Inclusion in the Company’s Proxy Materials). Our By-Laws provide for proxy access for director nominations by shareholders. A shareholder, or group of up to 25 shareholders, owning Ryder stock representing an aggregate of at least 3% of our outstanding shares continuously for at least three years, may nominate and include in Ryder’s proxy materials director nominees constituting up to 20% of Ryder’s Board or two directors, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the proxy access requirements set forth in our By-Laws, including Articles IV and V. If a shareholder would like to use the Company’s proxy access procedures to nominate one or more directors for election at the 2022 Annual Meeting (for inclusion in Ryder’s proxy materials), he or she must give advance written notice at least 120, but no more than 150, days before the one-year anniversary of the date Ryder issued its definitive proxy statement for the 2021 Annual Meeting, as required in our By-Laws (no earlier than October 16, 2021 and no later than November 15, 2021). The notice must include information regarding both the proposing shareholder and the director nominee as required in our Bylaws. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.
Shareholders Nominating a Director Candidate Without Using the Company’s Proxy Materials. If a shareholder would like to nominate one or more directors for election at the 2022 Annual Meeting of Shareholders without involving the Governance Committee (as described on page 13) or following proxy access procedures described above, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2021 Annual Meeting (no earlier than January 7, 2022 and no later than February 6, 2022), as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee as required in our Bylaws. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence. In addition, such shareholder must comply with all other requirements set forth in our By-Laws, including Articles IV and V.

All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.

ELECTRONIC DELIVERY
This year, we have again elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery expedites shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On March 15, 2021, we mailed to our shareholders the Notice regarding internet availability of proxy materials containing instructions on how to access our proxy statement, Annual Report and shareholder letter online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice contains instructions on how to request a paper copy of the materials.
Most shareholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the internet by accessing the Investors area of our website at https://investors.ryder.com.

Table of Contents	Ryder System, Inc. | 2021 Proxy Statement	71

Other Matters

If you are a shareholder of record, you may, if you wish, receive future proxy statements, annual reports and any other accompanying materials electronically. If you vote via the internet as described on your proxy card, you may sign up for electronic delivery at the same time.
If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the internet.
We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.

HOUSEHOLDING
We are only sending one set of Notices regarding the internet availability of proxy materials or set of 2021 Annual Meeting materials to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.
If you are a record shareholder and you want to request a separate copy of this proxy statement or accompanying 2020 Annual Report on Form 10-K as filed with the SEC (such report is available free of charge and includes the financial statements and schedules thereto, but not the exhibits) and shareholder letter, you may contact our Investor Relations Department by calling (305) 500-4053, in writing to Ryder System, Inc., Investor Relations Department, 11690 N.W. 105th Street, Miami, Florida 33178 or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact Broadridge by calling (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Our 2020 Annual Report, the shareholder letter and this proxy statement are also available through the Investor Relations area of our website at https://investors.ryder.com. A copy of any exhibit to the 2020 Annual Report on Form 10-K will be forwarded following receipt of a written request for such materials addressed to our Investor Relations Department.
Two or more shareholders sharing an address can request delivery of a single copy of the 2021 Annual Meeting materials if they are receiving multiple copies by contacting Broadridge in the manner set forth above.
If a nominee holds your shares, please contact such holder directly to inquire about the possibility of householding.

Table of Contents	Ryder System, Inc. | 2021 Proxy Statement	72

Appendix A

RYDER SYSTEM, INC.

AMENDMENT NO. 1 TO 2019 EQUITY AND INCENTIVE COMPENSATION PLAN

This Amendment No. 1 dated February 5, 2021 (this “Amendment”) amends the 2019 Equity and Incentive Compensation Plan of Ryder System, Inc. (the “Company”) (the “Plan”). Except as otherwise explicitly set forth herein, all provisions of the Plan shall remain in full force and effect. Capitalized terms used in this Amendment without definition shall have meanings set forth in the Plan.

WHEREAS, the Company desires to amend the Plan as hereinafter provided in order to increase the number of shares of Common Stock issuable under the Plan from 4,300,000 to 4,900,000; and

WHEREAS, the Board of Directors approved the substance of this Amendment as of February 5, 2021 and, accordingly, the Company desires to amend the Plan as hereinafter provided.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Increase in Number of Shares Subject to the Plan. Section 6.1(a) of the Plan is amended to read in its entirety as follows:

Subject to adjustment as described in Section 7 below, the aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall not exceed 4,900,000. In addition, and subject to adjustment as described in Section 7 below, Shares subject to outstanding Awards under the 2012 Plan (up to a maximum of 3,104,702 Shares) that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid in Shares after the Effective Date shall be added to the share reserve under the Plan .

2.Effective Date. The increase in the number of shares of Common Stock issuable under the Plan pursuant to Section 1 of this Amendment shall be effective upon receipt of approval for such increase by the Company’s shareholders, and shall be subject to and contingent upon receipt of such approval.

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Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178
www.ryder.com

RYDER SYSTEM, INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/R2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D29782-P48768-Z78981

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RYDER SYSTEM, INC.

The Board of Directors recommends a vote "FOR" the following director nominees:

1. Election of Directors

Nominees:

For a 1-year term of office expiring at the 2022 Annual Meeting.

	Nominee	For	Against	Abstain
1a.	Robert J. Eck	☐	☐	☐
1b.	Robert A. Hagemann	☐	☐	☐
1c.	Michael F. Hilton	☐	☐	☐
1d.	Tamara L. Lundgren	☐	☐	☐
1e.	Luis P. Nieto, Jr.	☐	☐	☐
1f.	David G. Nord	☐	☐	☐
1g.	Robert E. Sanchez	☐	☐	☐
1h.	Abbie J. Smith	☐	☐	☐
1i.	E. Follin Smith	☐	☐	☐
1j.	Dmitri L. Stockton	☐	☐	☐
1k.	Hansel E. Tookes, II	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following management proposals:	**For**	**Against**	**Abstain**
2. Ratification of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the 2021 fiscal year.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
4. Approval of the Amendment to the 2019 Equity and Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends a vote "AGAINST" the following proposal:	**For**	**Against**	**Abstain**
5. Shareholder proposal to vote, on an advisory basis, on a shareholder proposal regarding written consent.	☐	☐	☐

This Proxy Card will be voted "FOR" the election of the director nominees, "FOR" Proposals 2, 3 and 4 and "AGAINST" Proposal 5 if no choice is selected.

If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card.

NOTE: The proxies, in their discretion, are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 7, 2021: The Notice and Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com.

D29783-P48768-Z78981

PROXY
RYDER SYSTEM, INC.
ANNUAL MEETING - MAY 7, 2021

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Sanchez, Scott T. Parker and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated on the reverse side, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 5, 2021, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT at the www.virtualshareholdermeeting.com/R2021 on Friday, May 7, 2021.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED. ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF NO CHOICE IS SELECTED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2, 3 AND 4 AND "AGAINST" PROPOSAL 5. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE THE SHARES.

Continued and to be signed on reverse side